UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUNOCO LOGISTICS PARTNERS L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

October 21, 2015

To our unitholders:

You are cordially invited to attend a special meeting of the unitholders of Sunoco Logistics Partners L.P. (“Sunoco Logistics” or the “Partnership”) to be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on December 1, 2015, at 9:00 a.m., Central Standard time. The board of directors of Sunoco Partners LLC, our general partner (the “General Partner”), which we refer to as our Board, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following proposals:

•	a proposal (the “LTIP Proposal”) to approve the Sunoco Partners LLC Long-Term Incentive Plan, as proposed to be amended and restated as of December 1, 2015 (the “Restated LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Sunoco Partners LLC Long-Term Incentive Plan, as amended and restated as of October 24, 2012 (the “Current LTIP”) by 10,000,000 common units; and

•	a proposal (the “Adjournment Proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal.

Our Board has approved the Restated LTIP. Our Board believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders approve the Restated LTIP.

The Current LTIP permits us to issue a maximum of 7,500,000 of our common units with respect to awards under the Current LTIP. As of October 20, 2015, awards for approximately 6,829,000 common units had been granted and approximately 671,000 common units remained available for issuance with respect to awards under the Current LTIP. We expect most of these remaining common units available for grant will be awarded in 2015 and early 2016 and, therefore, we are seeking approval to provide for, among other things, additional common units for awards to employees of the Partnership, the General Partner or their affiliates, and the members of our Board under the Restated LTIP. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A.

Your vote is very important. Even if you plan to attend the special meeting, we urge you to vote your units by submitting your marked, signed and dated proxy card. You will retain the right to revoke it at any time before the vote, or to vote your units personally if you attend the special meeting. The proxy provides unitholders the opportunity to vote on the LTIP Proposal and the Adjournment Proposal. Voting your units by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

The Restated LTIP will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the Restated LTIP to our unitholders for approval. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are represented either in person or by proxy at the special meeting.

Our Board unanimously recommends that the unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

I urge you to review carefully the attached proxy statement, which contains a detailed description of the LTIP Proposal and the Adjournment Proposal to be voted upon at the special meeting.

Sincerely,

Michael J. Hennigan

President and Chief Executive Officer of

Sunoco Partners LLC

on behalf of Sunoco Logistics Partners L.P.

SUNOCO LOGISTICS PARTNERS L.P.

3807 WEST CHESTER PIKE

NEWTOWN SQUARE, PENNSYLVANIA 19073

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

To Be Held On December 1, 2015

To our unitholders:

A special meeting of our unitholders will be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002 on December 1, 2015, at 9:00 a.m., Central Standard time. At the meeting, our unitholders will act on a proposal (the “LTIP Proposal”) to approve the Sunoco Partners LLC Long-Term Incentive Plan, as proposed to be amended and restated (the “Restated LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Sunoco Partners LLC Long-Term Incentive Plan, as amended and restated as of October 24, 2012 (the “Current LTIP”) by 10,000,000 common units. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A. Our unitholders may also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the “Adjournment Proposal”).

The proxy provides unitholders the opportunity to vote on the LTIP Proposal. The Restated LTIP will not become effective unless approved by the unitholders. A quorum of more than 50% of our outstanding units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the Restated LTIP to unitholders for a vote. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders either in person or by proxy at the special meeting. Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are represented either in person or by proxy at the special meeting.

We have set the close of business on October 20, 2015 as the record date for determining which unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of unitholders entitled to vote is on file at our principal offices, 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, and will be available for inspection by any unitholder during the meeting.

Your Vote is Very Important. If you cannot attend the special meeting, you may vote your units by mailing the proxy card in the enclosed postage-prepaid envelope. Any unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

OF SUNOCO PARTNERS LLC,

the general partner of

SUNOCO LOGISTICS PARTNERS L.P.

KATHLEEN SHEA-BALLAY

Senior Vice President, General Counsel and Secretary

Sunoco Partners LLC

Newtown Square, Pennsylvania

October 21, 2015

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED OCTOBER 21, 2015.

YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON DECEMBER 1, 2015

The Notice of Special Meeting of Unitholders and the Proxy Statement for the Special Meeting are available at http://www.sunocologistics.com/investors/proxy-materials/unitholdersmeeting.

i

SUNOCO LOGISTICS PARTNERS L.P.

3807 WEST CHESTER PIKE

NEWTOWN SQUARE, PENNSYLVANIA 19073

PROXY STATEMENT

SPECIAL MEETING OF UNITHOLDERS

December 1, 2015

This proxy statement contains information related to the special meeting of unitholders of Sunoco Logistics Partners L.P. (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying proxy are first being mailed to our unitholders on or about October 27, 2015. References in this proxy statement to “units” refer to the common units and Class B units of the Partnership. References in this proxy statement to “unitholders” refer to limited partners of the Partnership owning our common units and/or Class B units.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, PLEASE CONTACT OUR PROXY SOLICITOR, MORROW & CO., LLC, TOLL-FREE AT 800-245-1502. BROKERAGE FIRMS AND BANKS, PLEASE CALL 203-658-9400. UNITHOLDERS, PLEASE CALL TOLL-FREE AT 800-245-1502.

Q:	Who is soliciting my proxy?

A:	The board of directors (the “Board”, which we refer to as our Board) of Sunoco Partners LLC, our general partner (the “General Partner”), is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of unitholders. Certain directors, officers and employees our General Partner and Morrow & Co., LLC (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	How will my proxy be voted?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of our Board, which is to vote FOR:

•	a proposal (the “LTIP Proposal”) to approve the Sunoco Partners LLC Long-Term Incentive Plan, as proposed to be amended and restated (the “Restated LTIP”); and

•	a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by our Board, or, if no recommendation is given, in their own discretion.

Q:	When and where is the special meeting?

A:	The special meeting will be held on December 1, 2015, at 9:00 a.m., Central Standard time at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

However, if the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding units that are represented either in person or by proxy at the special meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. In the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units represented either in person or by proxy.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will act upon the LTIP Proposal, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Sunoco Partners LLC Long-Term Incentive Plan, as amended and restated as of October 24, 2012 (the “Current LTIP”) by 10,000,000 common units. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A. Our unitholders will also act on the Adjournment Proposal.

Q:	Who is entitled to vote at the special meeting?

A:	All unitholders who owned our units at the close of business on the record date, October 20, 2015, are entitled to receive notice of the special meeting and to vote the units they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder that attends the special meeting may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How do I vote?

A:	If you are a unitholder of record at the close of business on the record date, you may vote your units by proxy in advance of the special meeting by mailing your completed, signed and dated proxy card in the enclosed postage-paid return envelope.

Your proxy card must be received by the Partnership before the voting polls close at the special meeting.

You may also attend the special meeting and vote your units in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (by mail, as described above) as soon as possible so that your units will be represented at the special meeting if for any reason you are unable to attend in person.

If you are a beneficial owner of units held in street name, you must either direct your broker or other nominee as to how to vote your units, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction cards provided by your broker or other nominee for specific instructions on methods of voting.

Q:	If my units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. The New York Stock Exchange (“NYSE”) rules prohibit your broker or other nominee from exercising voting discretion with respect to the matters to be acted upon at the special meeting. Thus, you must give your broker or other nominee specific instructions in order for your units to be voted.

Q:	What do I do if I want to change my vote?

A:	If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the special meeting by:

•	delivering a later-dated, executed proxy card to the Secretary of our General Partner, 3807 West Chester Pike, Newtown Square, Pennsylvania 19073;

•	delivering a written notice of revocation of your proxy to the Secretary of our General Partner, 3807 West Chester Pike, Newtown Square, Pennsylvania 19073; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of units held in “street name” and you have instructed your broker or other nominee to vote your units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	What is the recommendation of the Board?

A:	Our Board recommends that you vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal. In addition, on September 22, 2015, our Board, including each of our directors who meet the independence requirements of the NYSE, unanimously approved the Restated LTIP.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Q:	What vote is required to approve the proposals?

A:	Under the New York Stock Exchange Listed Company Manual (the “NYSE Manual”), the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal.

The proxy provides unitholders the opportunity to vote on the LTIP Proposal. The Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are represented either in person or by proxy at the special meeting. Abstentions have the effect of a vote against the Adjournment Proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Q:	What happens if the LTIP Proposal is approved?

A:	We will use the Restated LTIP to reward and incentivize our General Partner’s and its affiliates’ employees and officers that provide services to us or our subsidiaries, and our General Partner’s directors. The Restated LTIP will generally be administered under the direction of the compensation committee of our Board.

Q:	What happens if the LTIP Proposal is not approved?

A:	After using all units available under the Current LTIP, we would be unable to issue any further grants under such plan because the rules of the NYSE require unitholder approval of any new equity compensation plans or any material revisions to existing plans. Without an equity compensation plan, it will be more difficult to attract and retain the services of qualified employees, officers and directors.

Q:	Who can I contact for further information?

A:	If you have questions about the special meeting or how to vote your shares, please contact:

MORROW & CO., LLC

470 West Avenue – 3rd Floor

Stamford, Connecticut 06902

Unitholders May Call:

(800) 245-1502 (Toll-Free from the US and Canada)

THE PARTNERSHIP

We are a publicly traded master limited partnership that owns and operates a logistics business consisting of crude oil, refined products and natural gas liquids (“NGL”) pipelines, terminalling and storage assets, and crude oil, refined products and NGL acquisition and marketing assets. We conduct our business activities in 35 states located throughout the United States.

We are a limited partnership formed under the laws of the State of Delaware. Our common units are listed on the New York Stock Exchange under the ticker symbol “SXL.” Our executive offices are located at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073. Our telephone number is (866) 248-4344. We maintain a website at http://www.sunocologistics.com that provides information about our business and operations.

As a limited partnership, we are managed by our general partner, Sunoco Partners LLC, which is a controlled subsidiary of Energy Transfer Partners, L.P. (“ETP”). Sunoco Partners LLC conducts our business and operations, and the Board and officers of Sunoco Partners LLC make decisions on our behalf.

PROPOSAL TO APPROVE THE SUNOCO PARTNERS LLC LONG-TERM INCENTIVE PLAN, AS PROPOSED TO BE AMENDED AND RESTATED

Our Board has unanimously approved the Sunoco Partners LLC Long-Term Incentive Plan (the “LTIP”), as proposed to be amended and restated as of December 1, 2015, which we refer to as the “Restated LTIP”, subject to the approval of our unitholders at the special meeting. The LTIP is integral to our compensation strategy and our Board believes that increasing the aggregate number of common units that may be delivered with respect to awards under the LTIP will provide the flexibility that we need to keep pace with our competitors and effectively recruit, motivate and retain the caliber of employees and directors essential for our success. Accordingly, the Restated LTIP (i) authorizes an additional 10,000,000 common units to be available for delivery with respect to awards under the LTIP, (ii) adds additional types of awards that can be granted under the LTIP, such as phantom unit awards, unit appreciation rights, unrestricted unit awards and other unit-based awards, (iii) adds a prohibition on repricing of unit options and unit appreciation rights without approval of our unitholders, (iv) provides for termination of the plan at the earliest of the date it is terminated by the Board, the date no more units remain available for grants and December 1, 2025 and (v) incorporates certain other non-material administrative changes. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from granting awards under the Restated LTIP. If the Restated LTIP is approved at the special meeting, it will become effective as of December 1, 2015, and we intend to file a registration statement on Form S-8 to register the additional common units available for issuance under the Restated LTIP.

As of October 20, 2015, our dilution (which is the number of units available for grant under the LTIP, divided by the total number of common units outstanding) is approximately 0.26%. If the Restated LTIP is approved, the potential dilution from issuances authorized under the LTIP as of December 1, 2015 will increase to approximately 4.10%.

Description of the Restated LTIP

The description of the Restated LTIP set forth below is a summary of the material features of the Restated LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Restated LTIP. The summary is qualified in its entirety by reference to the Restated LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

The purpose of the Restated LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Restated LTIP is also intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business.

Common Units Subject to the Restated LTIP

If the Restated LTIP is approved by our unitholders, the maximum number of common units that may be delivered with respect to awards under the Restated LTIP will be increased by 10,000,000 common units, to an aggregate of 17,500,000 common units (inclusive of units delivered with respect to awards under the LTIP prior to December 1, 2015). As of October 20, 2015, the closing market price of our common units was $29.14 per unit, as reported on the New York Stock Exchange.

As is the case under the current LTIP, the common units to be delivered under the Restated LTIP may be units newly issued by the Partnership, units acquired in the open market and/or from any person, or a combination of the foregoing. To the extent that an award is forfeited or otherwise terminated or cancelled prior to vesting or delivery of common units or cash, as applicable, the units subject to the award may be used again with respect to new awards granted under the Restated LTIP. In addition, units withheld or surrendered to satisfy tax withholding obligations or payment of the exercise price related to an award will not be considered units delivered under the Restated LTIP and may be used again for new awards. There shall be no limit to the number of awards that may be paid in cash rather than common units under the Restated LTIP, and such awards paid in cash shall have no impact upon the number of common units reserved for awards.

Administration

Similar to the current LTIP, the Restated LTIP generally will be administered by the Compensation Committee of our Board (the “Committee”).

The Committee has the full authority, subject to the terms of the Restated LTIP and applicable law, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Restated LTIP; to designate participants under the Restated LTIP; to determine the number of units to be covered by awards; to determine the type or types of awards to be granted to a participant; to determine the terms and conditions of any award; to interpret and administer the Restated LTIP and any instrument or agreement relating to an award made under the Restated LTIP; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Restated LTIP.

Eligibility

All employees and officers of our General Partner and its affiliates that perform services for us or our subsidiaries and any director of our General Partner are eligible to be selected to participate in the Restated LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee. As of October 20, 2015, approximately 2,500 employees of our General Partner and its subsidiaries and 7 members of the Board of Directors of our General Partner were eligible to participate in the LTIP. Our Chief Executive Officer is not included in our director count, as he currently receives awards in his employee capacity rather than his director capacity. The LTIP will largely provide awards to these individuals, however the Committee may also consider granting awards on a discretionary basis from time to time to employees of affiliates of the General Partner based on services provided by such employees to us and our subsidiaries.

Term of the Restated LTIP

The term of the Restated LTIP will expire on the earlier of (1) the date it is terminated by our Board; (2) the date common units are no longer available for grants of awards under the Restated LTIP; and (3) December 1, 2025.

Awards under the Restated LTIP

Unit Options and Unit Appreciation Rights. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price. The Committee shall determine the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made which may include, without limitation, cash, check acceptable to the Committee, a “cashless-broker” exercise, withholding common units or any combination thereof. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the terms of the Restated LTIP; however, the exercise price of a unit option or unit appreciation right generally must be equal to or greater than the fair market value of a common unit on the date of grant.

Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture while it remains unvested. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit upon the vesting of the phantom unit or, in the discretion of the Committee, cash equal to the fair market value of a common unit. The Committee may make grants of restricted units and phantom units under the Restated LTIP that contain such terms, consistent with the Restated LTIP, as the Committee may determine are appropriate, including terms regarding the period over which restricted or phantom units will vest. The Committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The Committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units. Absent a contrary provision in the award agreement, distributions shall be paid to the holder of a phantom unit or restricted unit at the same time as we pay cash distributions to our unitholders.

The Restated LTIP contains automatic grants of restricted units to each non-employee member of our Board that are consistent with our past practice of granting equity to Board members. Upon the Board member’s original appointment or election, we will grant 2,500 restricted unit grants to that director. On an annual basis, each member of the Board will receive a grant of restricted units that equals $100,000, the number of restricted units granted to be calculated by dividing $100,000 by the fair market value of a common unit on the date of grant. All automatic director grants of restricted units will vest sixty percent (60%) on the third anniversary of the date of grant, and the remaining forty percent (40%) shall vest upon the fifth anniversary of the date of grant. In the event that we incur a “change of control” (as defined in the Restated LTIP), all automatic director grants that are unvested will become fully vested on the change of control event.

Unit Awards. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

Other Unit-Based Awards. The Restated LTIP also permits the grant of other unit-based awards, which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. An other unit-based award may be subject to vesting conditions based on a participant’s continued service, the achievement of specified performance criteria or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other unit-based award may be paid in cash and/or in units, as determined by the Committee.

Adjustments

Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to awards with respect to such event were discretionary, the Committee will (a) equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and (b) adjust the number and type of units with respect to which future awards may be granted under the Restated LTIP. Upon the occurrence of a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustments to awards were discretionary, (i) the Committee will have complete discretion to adjust awards in the manner it deems appropriate and (ii) in the event the Committee makes any such adjustments, a corresponding and proportionate adjustment will be made with respect to the maximum number of common units available under the Restated LTIP and the kind of units or other securities available for grant under the Restated LTIP.

Miscellaneous

Amendment and Termination

Our Board or the Committee may amend, modify or terminate the Restated LTIP at any time; provided, however, that unitholder approval will be obtained for any amendment to the Restated LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may also amend any outstanding award made under the Restated LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.

No Repricing

Repricing of unit options and unit appreciation rights is prohibited under the Restated LTIP without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions or adjustments made to prevent dilution or enlargement of benefits or potential benefits resulting from the occurrence of certain unusual or nonrecurring events.

Transferability

Unless otherwise provided by the Committee, awards under the Restated LTIP are generally only transferable by the participant’s last will and testament and by the applicable laws of descent and distribution. To the extent specifically provided by the Committee, an award may be transferred to immediate family members or trusts or partnerships solely for the benefit of the participant’s immediate family members.

Tax Withholding

A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the Restated LTIP, and the Committee will not be required to issue any units or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Committee may permit tax withholding obligations to be satisfied by having the Partnership withhold a portion of the units that would otherwise be issued to the participant under an award or by allowing the participant to surrender previously acquired units.

Change of Control

Unless otherwise provided within an applicable award agreement, upon a “change of control” (as defined in the Restated LTIP), the Committee may, without the consent of any participant, make appropriate adjustments in outstanding awards, including but not limited to (i) providing for the termination and cash out of awards, (ii) replacing outstanding awards with other rights or property, (iii) providing that awards will be assumed by, or exchanged for awards covering securities of, a successor company, and (iv) adjusting the number and kind of awards or covered securities and the applicable vesting or performance criteria.

Clawback Policy

The Restated LTIP contains a clawback provision that provides that awards under the Restated LTIP will be subject to any applicable clawback policy adopted by us, which may require the forfeiture, repurchase or recoupment of awards and amounts paid or payable in connection with awards.

United States Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal tax consequences to participants arising from participation in the Restated LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Restated LTIP may vary depending on the particular circumstances and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), phantom units, and certain other awards that may be granted pursuant to the Restated LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

Unit Options and Unit Appreciation Rights

Participants will not realize taxable income upon the grant of a unit option or a unit appreciation right. Upon the exercise of a unit option or a unit appreciation right, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the amount of cash or the fair market value of the common units received over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any common units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of a unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The Restated LTIP allows the Committee to permit the transfer of awards in limited circumstances. The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of options (other than in the context of divorce pursuant to a domestic relations order) or unit appreciation rights. However, the IRS has informally indicated that after a transfer of stock options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock option. If stock options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the Restated LTIP that are transferred will likely be subject to the same tax treatment. The transfer of a unit option may also result in gift tax consequences to a participant.

Phantom Units, Restricted Units and Other Awards

A participant will not have taxable income at the time of a grant of an award in the form of a phantom unit, but rather, will generally recognize ordinary compensation income at the time he receives common units or a cash payment in settlement of the phantom unit in an amount equal to the fair market value of the common units or cash payment received, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a distribution equivalent right. In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received over the amount, if any, paid for such units, provided that if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) or (ii) when the common units are received, in cases where a participant makes a valid election under Section 83(b). If a Section 83(b) election is made and the units are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited units.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units or cash received. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Restated LTIP. Distributions that are received by a participant prior to the time that the common units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph plus the amount, if any, paid for the common units, and the participant’s capital gains holding period in those common units will commence on the later of the date the common units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) is made with respect to restricted units, then the holding period in such units will begin on the date of receipt of the units).

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by us or one of our affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

New Plan Benefits Under the Restated LTIP

Other than the automatic director grants of restricted units described above, the awards, if any, that will be made to eligible persons under the Restated LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of units subject to awards that may be granted in the future to eligible employees under the Restated LTIP. Furthermore, because all awards for eligible employees under the Restated LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Restated LTIP been in effect at that time. Therefore, a New Plan Benefits Table is not provided with respect to employees.

Each non-employee member of the Board is eligible to receive certain automatic grants of restricted units pursuant to the Restated LTIP on an annual basis. The New Plan Benefits Table below is provided with respect solely to the current non-employee Board members.

Name and Position	Dollar Value ($)*	Number of Units (#)(*)
Non-Employee Director Group	$700,000	Unknown

(*)	The dollar value shown in the table above represents a grant of $100,000 in restricted units to each of the seven current non-employee members of our Board that we expect to be granted under the Restated LTIP on January 1, 2016. The number of units granted to each Board member will be determined by dividing $100,000 by the fair market value of one of our common units on the date of grant, therefore the number of restricted units that will be granted cannot be known as of the date of this filing, and it is possible that the dollar value will vary slightly to accommodate rounding issues.

Vote Required

Under the NYSE Manual, the approval of a majority of the votes cast by our unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal.

Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE LTIP PROPOSAL.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE RESTATED LTIP

Our executive officers and employees, employees of our subsidiaries and the members of our board of directors will be eligible to receive awards under the Restated LTIP if it is approved. Accordingly, the members of our board of directors and our executive officers have a substantial interest in the approval of the LTIP Proposal.

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER AND CORPORATE GOVERNANCE

Directors and Executive Officers of the General Partner

The following table sets forth certain information with respect to our General Partner’s executive officers and members of our Board as of October 20, 2015. Executive officers and directors are elected for one-year terms or until their successors are elected and qualified.

Name	Age	Position with the General Partner
Michael J. Hennigan	56	Director, President and Chief Executive Officer
Marshall S. (“Mackie”) McCrea, III	56	Chairman of the Board
Steven R. Anderson	66	Director
Scott A. Angelle	53	Director
Basil Leon Bray	70	Director
Jamie Welch	48	Director
Thomas P. Mason	59	Director
James R. (“Rick”) Perry	65	Director
Kurt A. Lauterbach	60	Senior Vice President, Lease Acquisitions
David R. Chalson	63	Senior Vice President, Operations
Michael W. Slough	59	Senior Vice President, Engineering, Construction and Procurement
Kathleen Shea-Ballay	50	Senior Vice President, General Counsel and Secretary
Peter J. Gvazdauskas	37	Chief Financial Officer and Treasurer
Michael D. Galtman	40	Controller and Chief Accounting Officer

Set forth below is biographical information regarding the foregoing officers and directors of the General Partner:

Mr. Hennigan was elected to the Board in April 2010. He was elected President and Chief Executive Officer, effective March 1, 2012. Prior to that, he was President and Chief Operating Officer from July 2010 until March 2012. From May 2009 until July 2010, Mr. Hennigan served as Vice President, Business Development. Prior to joining our general partner, he was employed in the following positions at Sunoco, Inc.: Senior Vice President, Business Improvement from October 2008 to May 2009; and Senior Vice President, Supply, Trading, Sales and Transportation from February 2006 to October 2008. Mr. Hennigan has served as a member of the board of directors of Niska Gas Storage Partners LLC since September 10, 2014.

Mr. McCrea was elected as Chairman of the Board of Directors in October 2012. He has been a director of Energy Transfer Partners, L.L.C., the general partner of ETP’s general partner (hereinafter referred to as “ETP’s general partner”), since December 23, 2009. He is the President and Chief Operating Officer of ETP’s general partner, and has served in that capacity since June 2008. Prior to that, he served as President—Midstream of ETP’s general partner from March 2007 to June 2008. Previously he served as the Senior Vice President—Commercial Development since the combination of the operations of La Grange Acquisition, L.P., which does business under the name of Energy Transfer Company (“ETC OLP”), and Heritage Operating, L.P. (“HOLP”), in January 2004. In March 2005, Mr. McCrea was named president of ETC OLP. Prior to the combination of the operations of ETC OLP and HOLP, Mr. McCrea served as Senior Vice President—Business Development and Producer Services of the general partner of ETC OLP and ET Company I, Ltd., having served in that capacity since 1997. Mr. McCrea also serves on the boards of directors of the general partner of Energy Transfer Equity, L.P. (“ETE”) and of Sunoco LP. Mr. McCrea has extensive project development and operational experience, and is able to assist the Board in creating and executing the Partnership’s strategic plan.

Mr. Anderson was elected to the Board in October 2012. Mr. Anderson began his career in the energy business in the early 1970’s with Conoco in the Permian Basin area. He then spent some 25 years with ANR

Pipeline and its successor, The Coastal Corporation, as a natural gas supply and midstream executive. He later was Vice President of Commercial Operations with Aquila Midstream and, upon the sale of the midstream business to Energy Transfer in 2002, he became a part of the management team there. For the six years prior to his retirement from Energy Transfer, in October 2009, he served as Vice President of Mergers and Acquisitions. Since that time, he has been involved in private investments and currently serves as a member of the board of directors of the St. John Health System in Tulsa, Oklahoma, as well as various other community and civic organizations.

Mr. Angelle was elected to the Board in December 2012. He is an elected member of the Louisiana Public Service Commission, a five-person regulatory body. Beginning in May 2010, Mr. Angelle served for six months as the interim Lieutenant Governor of Louisiana. During the period from 2004 to August 2012, with the exception of his service as Lieutenant Governor, he served as the Secretary of the Louisiana Department of Natural Resources. Since 2012, Mr. Angelle also has represented Louisiana’s Third Congressional District on the Board of Supervisors of Louisiana State University. Mr. Angelle also has a career in strategic planning and petroleum land management. Mr. Angelle is a member of the board of directors of Farmers Merchants Bank in Breaux Bridge, Louisiana.

Mr. Bray was elected to the Board in October 2012. Currently, Mr. Bray is the Chief Executive Officer of Energy Strategies, Inc., an energy consulting firm headquartered in Tulsa, Oklahoma. He has held this position since 1994. Previously, he held various management positions with Phillips Petroleum Co., Endevco, Inc., and Anadarko Petroleum Corp. Mr. Bray also was Co-Founder and President of Resource Energy Services, LLC until its sale in 1996.

Mr. Welch was elected to the Board in June 2013. He was also elected to the boards of directors of ETP’s general partner and ETE’s general partner in June 2013. Mr. Welch has served as the Group Chief Financial Officer and Head of Business Developments for the Energy Transfer family since June 2013. Before joining ETE, Mr. Welch was Head of the EMEA Investment Banking Department and Head of the Global Energy Group at Credit Suisse. He was also a member of the IBD Global Management Committee and the EMEA Operating Committee. Mr. Welch joined Credit Suisse First Boston in 1997 from Lehman Brothers Inc. in New York, where he was a Senior Vice President in the global utilities & project finance group. Prior to that, he was an attorney with Milbank, Tweed, Hadley & McCloy (New York) and a barrister and solicitor with Minter Ellison in Melbourne, Australia.

Mr. Mason was elected to the Board in October 2012. Mr. Mason has served as the Senior Vice President, General Counsel and Secretary of ETP’s general partner since April 2012, served as the Vice President, General Counsel and Secretary of ETP’s general partner since June 2008 and served as General Counsel and Secretary of ETP’s general partner since February 2007. Prior to joining ETP, he was a partner in the Houston office of Vinson & Elkins LLP. Mr. Mason has specialized in securities offerings and mergers and acquisitions for more than 25 years.

Mr. Perry was elected to the Board in March 2015. He was elected to the board of directors of ETP’s general partner in February 2015. Mr. Perry served as Governor of the State of Texas from 2000 to 2015. Mr. Perry served as Lieutenant Governor of Texas from 1998 to 2000, and as Agriculture Commissioner from 1994 to 1998. Prior to 1994, Mr. Perry also served in the Texas House of Representatives. The Board selected Mr. Perry to serve as a director because of his vast experience as an executive in the highest office of state government. In addition, Mr. Perry has been involved in finance and budget planning processes throughout his career in government as a member of the Texas House Appropriations Committee, the Legislative Budget Board and as Governor.

Mr. Lauterbach was elected Senior Vice President, Lease Acquisitions in January 2013. Prior to that, he was Vice President, Lease Acquisitions from October 2010 to January 2013. Mr. Lauterbach also served as Manager of Marketing and Trading-Lease Acquisition from June 2008 through September 2010.

Mr. Chalson was elected Senior Vice President, Operations in January 2013. Prior to that, he was Vice President, Operations from July 2012 to January 2013. From 2007 to 2012, Mr. Chalson served as Manager, Oil Movements.

Mr. Slough was elected Senior Vice President, Engineering, Construction & Procurement in January 2013. Mr. Slough had been Vice President, Engineering, Construction & Procurement of the Partnership since 2012. Prior to that, he was Director of Engineering & Construction of the Partnership from 2010 to 2012. From 2006 to 2010, he was Venture Manager at Sunoco, Inc.

Ms. Shea-Ballay was elected Senior Vice President, General Counsel and Secretary in January 2013. Prior to that, she was Vice President, General Counsel and Secretary from June 2010 to January 2013. Ms. Shea-Ballay served as Assistant General Counsel and Chief Counsel for Commercial Transactions for Sunoco, Inc. from April 2005 until June 2010. Prior to joining Sunoco, Inc., Ms. Shea-Ballay was a partner at Pepper Hamilton LLP, a law firm in Philadelphia, Pennsylvania.

Mr. Gvazdauskas was elected Chief Financial Officer in March 2015 and has served as Treasurer since January 2012. He previously served as Vice President, Finance since January 2012. Prior to that, he had been Vice President, Finance since April 2010. From June 2008 to March 2010, he served as Manager of Corporate Finance of Sunoco, Inc.; from December 2007 to May 2008, he was Manager of Special Projects at Sunoco, Inc.; and from November 2005 to November 2007, he was Controller of SunCoke Energy, Inc.

Mr. Galtman was elected Controller and Chief Accounting Officer in July 2008. From June 2007 to July 2008, he served as Manager of Financial Planning and Analysis.

Audit Committee

The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Basil Leon Bray, Steven R. Anderson and Scott A. Angelle currently serve on the Audit Committee, and Mr. Bray serves as the chairman of the Audit Committee. The Board appoints persons who are independent under the NYSE’s standards for audit committee members to serve on its Audit Committee. In addition, the Board determines that at least one member of the Audit Committee has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407(d)(5) of Regulation S-K. The Board has determined that based on relevant experience, Audit Committee member Basil Leon Bray qualified as an Audit Committee financial expert during 2015. A description of the qualifications of Mr. Bray, Mr. Anderson and Mr. Angelle may be found in this proxy statement under “Directors and Executive Officers of the General Partner.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 20, 2015, regarding the beneficial ownership of our securities by certain beneficial owners, each director and named executive officer of our General Partner and all directors and named executive officers of our General Partner as a group. The General Partner knows of no other person not disclosed herein who beneficially owns more than 5% of our common units. Unless otherwise noted, each individual exercises sole voting or investment power over the Partnership common units shown in the table.

Sunoco Logistics Partners L.P. Units

Title of Class	Name and Address of Beneficial Owner(1)	Number of Common Units Beneficially Owned(2)	Percent of Class
Common Units	Energy Transfer Partners, L.P.	67,061,274	25.8%
	Tortoise Capital Advisors, L.L.C.(3)	19,029,783	7.3%
	Oppenheimer Funds, Inc.(4)	11,814,716	4.5%
	Goldman Sachs Asset Management(5)	11,653,893	4.5%
	Steven R. Anderson	10,000	*
	Scott A. Angelle	—	*
	Basil Leon Bray	1,500	*
	James R. (“Rick”) Perry	—	*
	Michael J. Hennigan(6)	344,383	*
	Thomas P. Mason	—	*
	Marshall S. (“Mackie”) McCrea, III	31,740	*
	Jamie Welch	—	*
	Kathleen Shea-Ballay	49,062	*
	Kurt A. Lauterbach	131,854	*
	David R. Chalson	81,320	*
	Peter J. Gvazdauskas	23,409	*
	All directors and executive officers as a group (12 persons)	673,268	*
Class B Units	Energy Transfer Partners, L.P.(7)	9,416,196	100%

*	Less than 0.5%
(1)	The address for Messrs. Anderson, Angelle, Bray, Perry, Salinas, Hennigan, Mason, McCrea, Welch, Shea-Ballay, Lauterbach, Chalson and Gvazdauskas is 3807 West Chester Pike, Newtown Square, Pennsylvania 19073. The address for ETP is 3738 Oak Lawn Avenue, Dallas, Texas 75219. The principal business address given for Tortoise Capital Advisors, L.L.C. in the Schedule 13G filed on February 10, 2015 is 11550 Ash Street, Suite 300, Leawood, Kansas 66211. The principal business address given for OppenheimerFunds, Inc. in the Schedule 13G filed on February 2, 2015 is Two World Financial Center, 225 Liberty Street, New York, New York 10281. The principal business address given for Goldman Sachs Asset Management in the Schedule 13G filed on February 13, 2015 is 200 West Street, New York, New York 10282.
(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Exchange Act. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty (60) days.
(3)	Tortoise Capital Advisors, L.L.C., a Delaware limited liability company, filed a Schedule 13G on February 10, 2015 to report that, as of December 31, 2014, it had sole voting and dispositive power over 24 common units of the Partnership, shared voting power over 17,518,446 common units of the Partnership, shared dispositive power over 19,029,759 common units of the Partnership, and beneficial ownership of 19,029,783 common units of the Partnership.

(4)	OppenheimerFunds, Inc., a Colorado corporation, filed a Schedule 13G on February 2, 2015 to report that, as of December 31, 2014, it had shared voting and dispositive power over 11,814,716 common units of the Partnership. OppenheimerFunds, Inc. disclaims beneficial ownership of the 11,814,716 common units of the Partnership pursuant to Rule 13d-4 of the Exchange Act.
(5)	Goldman Sachs Asset Management, L.P., a Delaware limited partnership, together with GS Investment Strategies, LLC, a Delaware limited liability company (together, “Goldman Sachs Asset Management”), filed a Schedule 13G on February 13, 2015 to report that, as of December 31, 2014, it had shared voting and dispositive power over and beneficial ownership of 11,653,893 common units of the Partnership.
(6)	Mr. Hennigan’s spouse has voting and investment power with respect to 14,400 of these units.
(7)	On October 8, 2015, the Partnership issued 9,416,196 Class B units to ETP. The Class B units have the same terms and conditions of voting rights as the Partnership’s common units, but will not be entitled to receive quarterly distributions that are made on the Partnership’s common units.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2014, regarding our common units that may be issued upon conversion (assuming a one-for-one conversion) of outstanding restricted units granted under the general partner’s LTIP to executive officers, directors, and other key employees. The LTIP was not approved by our unitholders because the Board adopted the LTIP prior to our initial public offering. The amounts in column (a) of this table reflect only restricted units that have been granted under the LTIP since its inception. No unit options have been granted under the LTIP. Each restricted unit shown in the table represents a right to receive (upon vesting and payout) a specified number of our common units. Vesting and payout may be conditioned upon achievement of pre-determined financial or other performance objectives for, or attainment of certain length of service goals with us and our affiliates. No value is shown in column (b) of the table, since the restricted units do not have an exercise, or “strike,” price. For illustrative purposes, a target payout (i.e., a 100% ratio) has been assumed for vesting and payout of grants conditioned only upon service. For more information about the LTIP, refer to “Executive Compensation.”

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by unitholders:	—	—	—
Equity compensation plans not approved by unitholders:	1,960,529	—	687,289

Total	1,960,529	—	687,289

EXECUTIVE COMPENSATION

Overview

Sunoco Logistics Partners L.P. (the “Partnership” or “Sunoco Logistics”) is managed by our general partner, Sunoco Partners LLC, which we refer to in this section as “our general partner.” Energy Transfer Partners, L.P. (“ETP”), a publicly traded limited partnership, currently owns approximately 99.9% of our general partner, approximately 25.8% of our common units and 100% of our Class B units. We do not have any employees. Instead, the executive officers of our general partner perform all of our management functions. Except as set forth below with respect to Martin Salinas, Jr., we pay 100 percent of the compensation of the executive officers and employees of our general partner. The executive officers and employees of our general partner also participate in employee benefit plans and arrangements sponsored by our general partner or its affiliates.

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis (“CD&A”) is focused on the total compensation of the named executive officers of our general partner as set forth below. During 2014, the following individuals, with the exception of Mr. Salinas, as described below, were employees of our general partner and rendered their services solely to us. Throughout the CD&A discussion, the following individuals are referred to as the Named Executive Officers (“NEOs”) and are included in the Summary Compensation Table:

•	Michael J. Hennigan—President and Chief Executive Officer

•	Martin Salinas, Jr.—Chief Financial Officer

•	Kathleen Shea-Ballay—Senior Vice President, General Counsel and Secretary

•	Kurt A. Lauterbach—Senior Vice President, Lease Acquisitions

•	David R. Chalson—Senior Vice President, Operations

Mr. Salinas was the Chief Financial Officer of ETP’s general partner during the 2014 year. During 2014, Mr. Salinas’ primary business responsibilities were for ETP, but he also rendered services to us principally in respect of capital market and financing matters. The compensation committee of ETP’s general partner set the components of Mr. Salinas’ compensation, including salary, long-term incentive awards and annual bonus. However, a portion of Mr. Salinas’ annual long-term incentive compensation was approved and awarded by the Compensation Committee of our general partner in recognition of his services to the Partnership.

During 2015, Martin Salinas, Jr. stepped down as a member of the Board and also as the Chief Financial Officer of our general partner, effective as of April 30 and March 3, respectively. Mr. Salinas had been Chief Financial Officer of the general partner and a member of the Board since October 2012. Effective March 3, 2015, Mr. Peter J. Gvazdauskas, who had been our general partner’s Vice President, Finance and Treasurer since January 2012, succeeded Mr. Salinas as Chief Financial Officer.

Mr. Salinas and ETP entered into a Separation and Non-Solicit Agreement and Full Release of Claims (the “Separation Agreement”), which Separation Agreement became effective, after expiration of a revocation period, on May 9, 2015. The benefits provided to Mr. Salinas in the Separation Agreement are described in greater detail below. Although the changes regarding Messrs. Salinas and Gvazdauskas’ employment have already taken place as of the date of this filing, the SEC’s rule on compensation disclosures is tied to the previous 2014 year, thus the following discussion will still include Mr. Salinas as one of our NEOs for the 2014 year where applicable. Mr. Gvazdauskas’s compensation will be described in our compensation disclosures in our Annual Report on From 10-K for the year ended 2015.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are consistent with those set by ETP and are based on the premise that a significant portion of each executive’s total compensation should be incentive-based or “at-risk” compensation. We also share ETP’s philosophy that executives’ total compensation levels should be competitive in the marketplace for executive talent and abilities. Our general partner seeks a total compensation program that provides for a slightly below the median market annual base compensation rate (i.e., approximately the fortieth percentile of market) but incentive-based compensation composed of a combination of compensation vehicles to reward both short- and long-term performance that are both targeted to pay out at approximately the top-quartile of market. Our general partner believes the incentive-based balance is achieved by (i) the payment of annual discretionary cash bonuses that consider the achievement of the Partnership’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of our NEOs to the success of the Partnership and the achievement of the annual financial performance objectives, and (ii) the annual grant of time-based restricted unit awards under the LTIP, which awards are intended to provide a long-term incentive and retentive value to our key employees to focus their efforts on increasing the market price of our publicly traded units and to increase the cash distribution we pay to our unitholders.

During 2014, the compensation for our executive officers, including our NEOs, but excluding Mr. Salinas, was determined by our general partner’s Compensation Committee. Our compensation program is structured to provide the following benefits:

•	reward executives with an industry-competitive total compensation package of competitive base salaries and significant incentive opportunities, yielding a total compensation package approaching the top-quartile of the market;

•	attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance;

•	emphasize performance-based or “at-risk” compensation; and

•	reward individual performance.

Compensation Methodology

Our general partner’s Compensation Committee considers relevant data available to it to assess our competitive position with respect to base salary, annual bonuses and long-term incentive compensation for our executive officers. The Compensation Committee also considers individual performance, levels of responsibility, skills and experience. For our 2014 compensation packages, our compensation methodology for the NEOs was substantially similar to that of ETP. After ETP and ETE Common Holdings, LLC acquired the membership interest of our general partner, we transitioned from our prior compensation methodology to a compensation methodology substantially similar to that of ETP.

Periodically, the compensation committees of ETE’s and/or ETP’s general partner engage a third-party consultant to provide market information for compensation levels at peer companies in order to assist the Compensation Committee in its determination of compensation levels for our executive officers. During 2015, Longnecker & Associates (“Longnecker”) was engaged to evaluate the market competitiveness of total compensation levels of a number of officers of all the partnerships under ETE to provide market information with respect to compensation of certain executives. Prior to Longnecker, Mercer (US) Inc. (“Mercer”) was engaged during the year ended December 31, 2013 to perform a similar evaluation. In particular, the reviews by Longnecker and Mercer were designed to (i) evaluate the market competitiveness of total compensation levels for certain members of senior management, including our NEOs; (ii) assist in the determination of appropriate compensation levels for senior management, including our NEOs; and (iii) confirm that our compensation programs were yielding compensation packages consistent with our overall compensation philosophy. In respect of the Partnership, we were reviewed by Longnecker through various metrics in order to recognize that the Partnership’s structure is unique given that (i) in certain respects, the Partnership operates as significant operational division of ETP; (ii) the Partnership receives certain shared-service support from ETE and ETP; and (iii) in other functions, the Partnership operates as an independent publicly-traded organization. As such, Longnecker reviewed certain of the executives, including the NEOs, in their specific functions to determine the appropriate benchmarking technique. In all circumstances, Longnecker considered our annual revenues and market capitalization levels in its benchmarking.

In conducting its review with respect to executives that were considered to have roles consistent with those of an executive at an independent publically traded entity, Longnecker worked with us to identify a “peer group” of companies in the energy industry that most closely reflect our profile in terms of revenues, assets and market value as well as compete with us for talent at the senior management level. The identified companies included:

• Buckeye Partners, L.P.	• PBF Energy Inc
• Enbridge Energy Partners, L.P.	• Plains All American Pipeline, L.P.
• HollyFrontier Corporation	• Spectra Energy Corp
• MarkWest Energy Partners, L.P.	• Targa Resources Corp
• NGL Energy Partners LP	• Tesoro Corporation
• ONEOK Inc.

We were previously reviewed by Mercer in 2013 as a significant operational division of ETP and benchmarked based on that status and consistent with our annual revenues and market capitalization levels. In light of this review, Mercer did not specifically benchmark our NEOs against any particular set of peer companies.

The compensation analysis provided by Longnecker and Mercer covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives for certain companies in the oil and gas industry. The Compensation Committee utilized the information provided by Longnecker and Mercer to ensure that the total compensation of our NEOs is both competitive with the market information received and consistent with our compensation philosophy. In addition to the information received as a result of a periodic engagement of a third-party consultant, the Compensation Committee also utilizes information obtained from other sources, such as annual third-party surveys, for comparison purposes in its determination of compensation levels for our NEOs.

Mercer did not provide any non-executive compensation services for ETP or the Partnership during 2014. For 2014, the Compensation Committee continued to use the results of the 2013 Mercer study, aged to account for general inflation and 2014 third-party survey results.

Elements of Compensation

Unless specified to the contrary below, references in this section of the CD&A to “NEOs” or “executive officers” does not include Mr. Salinas.

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Base Salary: Base salary is designed to provide for a competitive fixed level of pay that attracts and retains executive officers, and compensates them for their level of responsibility and sustained individual performance (including experience, scope of responsibility, and results achieved). The salaries of the NEOs are reviewed on an annual basis. As discussed above, the base salaries of the NEOs are targeted to yield an annual base salary slightly below median level of market (i.e., approximately the fortieth percentile of market) and are determined by the Compensation Committee after taking into account the recommendations of our Chief Executive Officer. Base salaries also are influenced by internal pay equity (fair and consistent application of compensation practices). At the NEO level, the balance of compensation is weighted toward pay-at-risk compensation (annual bonuses and long-term incentives). Except for the salary of Mr. Hennigan, the Compensation Committee approved annual 2.5 percent merit increases to the NEOs salaries, effective July 1, 2014, which salaries remained in effect until July 10, 2015. The Compensation Committee increased the salary of Mr. Hennigan to $600,000 effective January 1, 2014 from its previous level of $574,750, or an approximately 4.4 percent increase. Except for the salaries of Mr. Hennigan and Ms. Shea-Ballay, the Compensation Committee also approved annual 2.5 percent merit increases to the NEOs salaries effective July 10, 2015, which salaries are expected to remain in effect until July 10, 2016. Effective July 10, 2015, the Compensation Committee increased the salary of Mr. Hennigan to $625,000 from its previous level of $600,000, or an approximately 4.2 percent increase, and the salary of Ms. Shea-Ballay to $335,000 from its previous level of $317,750, or an approximately 5.4% increase. In addition, the Compensation Committee set Mr. Gvazdauskas’ salary at $270,000 upon assuming his responsibilities as Chief Financial Officer in March 2015. Each of the foregoing NEO salary changes were reflective of and considered as part of the executive compensation review undertaken by Longnecker.

•	Annual Bonuses: In addition to base salary, the Compensation Committee makes a determination whether to award our NEOs discretionary annual cash bonuses following the end of the year. Discretionary bonuses, if awarded, are intended to reward our NEOs for the achievement of financial performance objectives during the year for which the bonuses are awarded in light of the contribution of each individual to our profitability and success during such year. In previous years, the Compensation Committee has taken into account whether the Partnership achieved or exceeded its targeted performance objectives, which are approved by the Board as discussed below, as an important element in making its determinations with respect to annual bonuses. The Compensation Committee does not establish its own financial performance objectives in advance for purposes of determining whether to approve any annual bonuses, and the Compensation Committee does not utilize any formulaic approach to determine annual bonuses.

For 2014, annual bonuses were determined under the Sunoco Partners LLC Amended and Restated Annual Short-Term Incentive Bonus Plan (the “Restated ASIP”), which replaced the Sunoco Partners LLC Annual Short-Term Incentive Bonus Plan (the “ASIP”) during such year. The Restated ASIP, which became effective for calendar year 2014, is substantially similar to the ASIP, except that the Restated ASIP includes an additional performance criteria related to the Partnership’s internal department financial budget in addition to the previous performance measure of an internal earnings target generally based on targeted EBITDA (the “Earnings Target”) budget. Under the Restated ASIP, the Compensation Committee’s evaluation of performance and determination of an overall available bonus pool is based on the Partnership’s Earnings Target and the performance of each department compared to the applicable departmental budget (with such performance measured based on the specific dollar amount of general and administrative expenses set for each department). The two performance criteria are weighted 75 percent on internal Earnings Target budget criteria and 25 percent on internal department financial budget criteria.

In adopting the Restated ASIP, the Board and the Compensation Committee reaffirmed internal Earnings Target as the primary performance factor in determining annual bonuses. The addition of the internal department financial budget criteria is designed to ensure that the Partnership is effectively managing general and administrative costs in a prudent manner.

The Partnership’s internal financial budgets are generally developed for each business segment, and then aggregated with appropriate corporate level adjustments, to reflect an overall performance objective that is reasonable in light of market conditions and opportunities based on a high level of effort and dedication across all segments of the Partnership’s business. The evaluation of the Partnership’s performance versus its internal financial budget is based on the Partnership’s Earnings Target for a calendar year. In general, for 2014, the Compensation Committee believed that Partnership performance at or above the internal Earnings Target budget and at or below internal department financial budgets would support an eligible bonus pool for our NEOs ranging from 95 to 120 percent of their annual base salaries for Messrs. Lauterbach and Chalson and ranging from 75 to 100 percent of her base salary for Ms. Shea-Ballay. The short-term annual cash bonus pool target for Mr. Hennigan was set by the Compensation Committee for 2014 at 135 percent of his annual base salary. In general, for 2015, the Compensation Committee believes that Partnership performance at or above the internal Earnings Target budget and at or below internal department financial budgets would support an eligible bonus pool for our NEOs ranging from 100 to 125 percent of their annual base salaries for Ms. Shea-Ballay and Messrs. Lauterbach and Chalson and from 105 to 130 percent of his annual base salary for Mr. Gvazdauskas. The short-term annual cash bonus pool target for Mr. Hennigan was set by the Compensation Committee for 2015 at 140 percent of his annual base salary. Each of the foregoing NEO bonus pool target changes for 2015 were reflective of and considered as part of the executive compensation review undertaken by Longnecker.

In February 2015, in respect of 2014 performance under the Restated ASIP, the Compensation Committee approved a cash bonus to Mr. Hennigan of $810,000, representing 135 percent of his current annual base salary. The cash bonuses approved for Messrs. Lauterbach and Chalson were $300,000 and $300,000, respectively, and Ms. Shea-Ballay received a cash bonus of $300,000. In approving the 2014 bonuses of the NEOs, the Compensation Committee took into account the achievement by the Partnership of all of its targeted performance objectives for 2014 and the individual performances of these individuals with respect to (i) promoting the Partnership’s financial, strategic and operating objectives, (ii) the Partnership’s success in exceeding its internal financial budget, (iii) the development of new projects that are expected to result in increased cash flows from operations in future years, (iv) the completion of mergers, acquisitions or similar transactions that are expected to be accretive to the Partnership and increase distributable cash flow, and (v) the overall management of the Partnership’s business.

•	Long-Term Incentive Awards (Equity Awards)

•	Why the LTIP was adopted: Long-term incentive awards for executive officers are granted under the LTIP in order to promote achievement of our long-term strategic business objectives. The LTIP was designed to align the economic interests of executive officers, key employees and directors with those of our unitholders; to provide competitive compensation opportunities that can be realized through attainment of performance goals; and to provide an incentive to management for continuous employment with the general partner and its affiliates. Long-term incentive awards are based upon the common units representing limited partnership interests in us, although they may be payable in common units, or in cash. The Compensation Committee administers the LTIP and, in its discretion, may terminate or amend the LTIP at any time with respect to any units for which a grant has not yet been made, including increasing the number of units that may be granted, subject to unitholder approval, as required by the exchange upon which the common units are listed at that time. Changes to any outstanding grant that would materially impair the rights of a participant cannot be made without the consent of the affected participant. We are asking the unitholders to approve certain amendments to the LTIP at this special meeting, which are further described in “Proposal to Approve the Sunoco Partners LLC Long-Term Incentive Plan, as Proposd to be Amended and Restated.” However, the remainder of this section will describe the LTIP as it existed during the 2014 year and as it was applicable to our executives during the 2014 year.

•	The elements of compensation under the LTIP during the 2014 year: The LTIP provided for two types of awards: restricted units and unit options.

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Restricted Units: Each restricted unit entitles the grantee to receive a common unit upon vesting or, in the discretion of the Compensation Committee, an amount of cash equivalent to the then-current value of a common unit at the time of vesting. From time to time, the Compensation Committee may make grants under the plan to employees and/or directors containing such terms as the Compensation Committee shall determine under the LTIP. The Compensation Committee determines the conditions upon which the restricted units granted may become vested or forfeited, and whether or not any such restricted units will have distribution equivalent rights (“DERs”) entitling the grantee to receive an amount in cash equal to cash distributions made by us with respect to a like number of our common units during the restricted period.

Prior to the merger transaction with ETP (the “Merger”), our equity awards were in the form of restricted unit awards that vested in total on the third anniversary of the grant date and the payout of which was dependent on the Partnership’s achievement of certain performance metrics and the grantee’s continued employment (or, as applicable, continued service relationship) with our general partner. The last of such performance-based restricted unit awards were granted in January 2012, with the awards vesting as of December 31, 2014.

Also prior to the Merger, the Compensation Committee granted equity awards in January of the following year for performance during the previous year. Under the ETP compensation methodology, equity awards are granted in December of the performance year. Because of the timing of the transition to ETP’s compensation methodology, the Compensation Committee continued the pre-Merger practice for the equity awards for performance during 2012, with such awards being granted in January 2013. Upon transitioning to ETP’s compensation methodology, the equity awards for performance during 2013 were granted in December 2013 rather than January 2014 (which would have been the case under our pre-Merger compensation methodology). Thus, the disclosures in this CD&A and accompanying tables regarding equity awards granted in fiscal 2013 include equity awards granted for performance in both the 2012 (the January 2013 grants) and 2013 (the December 2013 grants) fiscal years. In fiscal 2014, the Partnership did, and going forward, the Partnership expects to, grant one equity award in December of the performance year; provided that, in January 2014, the Compensation Committee approved one additional grant of restricted units to Mr. Hennigan for his performance during 2013.

In December of 2014, consistent with the compensation methodology of ETP, all of the restricted units granted, including to the NEOs, provided for vesting of 60 percent at the end of the third year and vesting of the remaining 40 percent at the end of the fifth year, subject to continued employment of the NEO through each specified vesting date. These restricted unit awards entitle the grantee of the unit awards to receive, with respect to each Partnership common unit, subject to such restricted unit award that has not either vested or been forfeited, a DER cash payment promptly following each such distribution by us to our unitholders. In approving the grant of such unit awards, the Compensation Committee took into account the same factors as discussed above under the caption “Annual Bonuses,” the long-term objective of retaining such individuals as key drivers of the Partnership’s future success, the existing level of equity ownership of such individuals and the previous awards to such individuals of equity awards subject to vesting.

In December 2014, for their performance relative to the 2014 calendar year, the Compensation Committee approved grants of restricted units to Mr. Hennigan, Ms. Shea-Ballay and Messrs. Lauterbach and Chalson of 74,043 restricted units, 10,284 restricted units, 10,078 restricted units and 9,770 restricted units, respectively.

The issuance of restricted units pursuant to the LTIP is intended to serve as a means of incentive compensation; therefore, no consideration will be payable by the plan participants upon issuance or vesting of the restricted units.

The restricted units under the LTIP generally require the continued employment of the recipient during the vesting period. However, pursuant to the LTIP, any unvested restricted units will become vested and be paid out in the event of the termination of the participant’s employment under circumstances that constitute a “Qualifying Termination” (as defined in the LTIP) within certain periods of time before or after a “Change in Control” (as defined in the LTIP) of the Partnership or permanent disability of the participant prior to the end of the applicable vesting period. In addition, the NEOs’ December 2014 award agreements included a provision for acceleration of their unvested restricted unit awards upon Change in Control of the Partnership (without the “double trigger” mechanism, requiring a Qualifying Termination after the Change in Control) or the death or disability of the award recipient prior to the applicable vesting period being satisfied. Mr. Hennigan’s December 2014 award agreement also included a provision for acceleration of his unvested restricted unit award upon a termination of his employment by the general partner or the Partnership without “cause”. For purposes of Mr. Hennigan’s award the term “cause” shall mean: (i) a conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause by Mr. Hennigan to perform duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of property of the Partnership or any of its affiliates by Mr. Hennigan, (iv) knowing breach of any statutory or common law duty of loyalty to the Partnership or any of its or their affiliates by Mr. Hennigan, (v) improper conduct materially prejudicial to the business of the Partnership or any of its or their affiliates by Mr. Hennigan, (vi) material breach by Mr. Hennigan of the provisions of any agreement regarding confidential information entered into with the Partnership or any of its or their affiliates or (vii) the continuing failure or refusal of Mr. Hennigan to satisfactorily perform his essential duties to the Partnership or any of its or their affiliates.

In addition to his role as Chief Financial Officer of our general partner in 2014, Mr. Salinas also served as Chief Financial Officer of ETP’s general partner. The compensation committee of ETP’s general partner set the components of Mr. Salinas’ compensation, including salary, long-term incentive awards and annual bonus. However, a portion of Mr. Salinas’ annual long-term incentive compensation was approved and awarded by the Compensation Committee of our general partner in recognition of his services to the Partnership. In December 2014, Mr. Salinas received an equity award from the Partnership in the form of 9,502 restricted units granted pursuant to the LTIP. Mr. Salinas and ETP entered the Separation Agreement, which became effective after expiration of a revocation period on May 9, 2015. The Separation Agreement, amongst other things, provided for the acceleration of the vesting of all unvested restricted units awarded to Mr. Salinas pursuant to the terms of the LTIP. As of May 9, 2015, Mr. Salinas had outstanding awards amounting to 32,600 restricted units under the LTIP that were otherwise not scheduled to vest until after his termination of employment, all of which awards were distributed to Mr. Salinas pursuant to the Separation Agreement.

•	Performance-Based Restricted Units: The Partnership issued performance based restricted units in January 2012, with the awards vesting as of December 31, 2014, and the payout of which is subject to achievement of certain performance levels. For these performance-based LTIP grants, the Compensation Committee has determined that payout of such LTIP awards depends upon our achievement of performance levels based on two equally weighted performance measures: total unitholder return (including cash distributions plus appreciation in unit price) relative to peer companies and distributable cash flow, as measured by the distribution coverage ratio (defined as the sum of distributable cash flow divided by the sum of the distributions paid to unitholders) relative to goals defined by the Compensation Committee, both measured over a three-year performance cycle.

Actual payout under these awards may range from zero percent to 200 percent of the units granted to each recipient, based upon our performance with respect to each of these two measures. Payment with respect to earned performance-based restricted units is made in common units no later than March 15 following the end of the performance period.

In selecting total unitholder return and distributable cash flow, as measured by the distribution coverage ratio, as the performance measures applicable to the payout of performance-based restricted units, consideration was given to a balanced incentive approach, utilizing those measures deemed most important to our unitholders, while recognizing the difficulty of accurately predicting market conditions over time. For these grants, the Compensation Committee believes that performance relative to our peer companies is an important criterion for payout since market conditions are outside the control of management, and management should realize greater than median levels of compensation only when we outperform relative to our peer companies. Conversely, regardless of market conditions, management should realize less than median compensation levels when we underperform as compared to our peer companies. Total unitholder return is a measure of investment performance expressed as total return to unitholders, based upon the cumulative return over a three-year period reflecting price appreciation and reinvestment of cash distributions during the performance period and is a non-GAAP financial measure. Total unitholder return is measured using a one-month average stock price at the beginning and end of the three-year performance period. Similarly, distribution coverage ratio also is a non-GAAP financial measure that is measured over the same three-year performance period. As an additional incentive to promote the growth of cash distributions to our unitholders during the performance period, DERs were granted in tandem with the performance based restricted unit awards. At the end of the performance period, to the extent that the restricted units are paid out, these DERs entitle the grantee of the restricted units to receive an amount equal to the cumulative cash distributions that otherwise would have been paid over the performance period had the grantee been the holder of record of the number of our common units equal to the number of restricted units paid out. This amount may be taken in the form of cash or additional common units (fractional units are cashed out).

•	Unit Options: The LTIP currently permits the grant of options covering common units. No unit options have been granted since the inception of the LTIP.

•	Accounting and Tax Considerations: We account for the equity compensation expense of our general partner’s employees, including the NEOs, in accordance with GAAP, which requires us to estimate and record an expense for each equity award over the vesting period of the award. For performance-based restricted units that are paid out in the form of common units, the value of our common units on the date of grant is used for determining the expense, with an adjustment for the actual performance factors achieved. Thus, the expense for performance-based restricted units, payable in units, generally is not adjusted for changes in the trading price of our common units after the date of grant. For market-based awards, the value is determined using a Monte Carlo simulation. The expense for restricted units settled in common units is recognized ratably over the vesting period. For cash compensation, the accounting rules require us to record it as an expense at the time the obligation is accrued. Because we are a partnership, and our general partner is a limited liability company, Internal Revenue Code (“Code”) Section 162(m) does not apply to the compensation paid to our NEOs and, accordingly, our general partner’s Compensation Committee did not consider its impact in determining compensation levels for 2014.

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Equity Grant Practices: Equity awards to employees are approved at meetings of our general partner’s Compensation Committee. In limited situations, however, such awards may be approved by unanimous written consent of the Compensation Committee. The grant date of an equity award is the date of the Compensation Committee meeting at which such equity award is approved. The Compensation Committee may, in its discretion, refrain from approving grants of equity awards to employees if the meeting at which such approval is to be considered occurs during a period in which management is in possession of material non-public information, in which case, approval of such equity awards may be deferred to the next Compensation Committee meeting. No grant approvals were deferred to a later Compensation Committee meeting in 2014. However, the

Compensation Committee approved the December 2014 awards by unanimous written consent on December 5, 2014, following the meeting of the Compensation Committee on December 3, 2014, in order that the vesting date of such units be on December 5 of each of 2017 and 2019.

•	Unit Ownership Guidelines: Our general partner has established guidelines for the ownership of our common units, applicable to certain executives of the general partner with respect to common units representing limited partnership interests in the Partnership. The applicable unit ownership guidelines are denominated as a multiple of base salary, and the amount of common units required to be owned increases with the level of responsibility. Under the current guidelines, the President and Chief Executive Officer is expected to own common units having a minimum value of five times his base salary, while each of the remaining NEOs are expected to own common units having a minimum value of three times their respective base salaries. Our general partner and the Compensation Committee believe that the ownership of our common units, as reflected in these guidelines, is an important means of tying the financial risks and rewards for our executives to our total unitholder return and better aligning the interests of such executives with those of our unitholders. Any executive subject to the guidelines who has not yet met his or her respective ownership guideline must accumulate our common units until such guideline is met. Except for sales of common units in settlement of tax obligations relating to the receipt and payment of LTIP awards, such persons are prohibited from disposing of any of our common units until the applicable ownership guideline has been attained. However, those individuals who have met or exceeded their applicable ownership guideline may dispose of our common units in a manner consistent with applicable law and our policies, but only to the extent that such individual’s remaining ownership of common units would continue to exceed the applicable ownership guideline.

•	Insider Trading (Including Hedging) Policy: The employees of our general partner are subject to the Sunoco Partners LLC Insider Trading Policy which, among other things, prohibits such employees from entering into short sales, or purchasing, selling, or exercising any puts, calls, or similar derivative security instruments pertaining to our common units, all of which could incentivize an employee towards engaging in overly risky behavior for short-term gains. This prohibition does not extend to unit options that may be issued in accordance with the terms of our general partner’s LTIP.

•	Other Plans: During 2014, employees of our general partner, including the NEOs, participated in the following benefit plans offered by ETP or its affiliates, including certain of Sunoco, Inc.’s plans, in which our general partner was a participating employer prior to the Merger and continues to participate. Sunoco, Inc., a Pennsylvania corporation (“Sunoco”), owned our general partner prior to the Merger. In connection with the Merger, Sunoco became a wholly-owned subsidiary of ETP and its affiliates and transferred its membership interests in our general partner to ETP.

•	The Sunoco, Inc. Retirement Plan (the “SCIRP”) is a qualified defined benefit plan, under which benefits are subject to Code limits for pay and amount. Under the SCIRP, the benefit for executives hired before January 1, 1987 is calculated based upon the greater of a “final average pay” formula or a “cash balance” formula, the former providing a benefit using a formula that includes final average earnings and eligible service and the latter providing a benefit based upon a percentage of earnings. Those executives hired on or after January 1, 1987 participate in the cash balance formula. Effective June 30, 2010, Sunoco froze pension benefits (including accrued and vested benefits) payable under this plan for all salaried employees, including the NEOs of our general partner who participate in this plan. On October 31, 2014, Sunoco terminated the SCIRP. The Pension Benefit Guaranty Corporation’s (“PBGC”) period to comment on the SCIRP termination expired, without issue, on June 30, 2015. Distributions of benefits from the SCIRP are contingent upon receipt of a favorable Determination Letter from the Internal Revenue Service (“IRS”) for such termination, which Determination Letter is expected to be received on or before December 31, 2015.

•	The Sunoco, Inc. Pension Restoration Plan (the “Pension Restoration Plan”) is a non-qualified plan that provides retirement benefits that otherwise would be provided under the SCIRP, except for the Code limits. Effective June 30, 2010, Sunoco froze benefits (including accrued and vested benefits) payable under this plan for all salaried employees, including the NEOs of our general partner who participate in this plan.

•	The Energy Transfer Partners GP, L.P. 401(k) Plan (the “ETP 401(k) Plan”) is a defined contribution 401(k) plan, which covers substantially all of our general partner’s employees, including the NEOs. Effective January 1, 2014, the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”), our prior defined contribution 401(k) plan, was merged into the ETP 401(k) Plan. Employees may elect to defer up to 75 percent of their eligible compensation after applicable taxes, as limited under the Code. This percentage was changed from 100 percent to 75 percent, effective January 1, 2015. The Partnership makes a matching contribution based on a rate of match equal to 100 percent of each participant’s elective deferrals up to 5 percent of covered compensation. The Partnership previously made a discretionary profit sharing contribution of 7 percent of base pay (Messrs. Hennigan, Lauterbach and Chalson) or 3 percent of base pay (Ms. Shea-Ballay), subject to IRS contribution limits. Effective July 1, 2014, however, the discretionary profit sharing contribution was eliminated for all employees of our general partner with annual salaries of greater than $150,000 or with a title of Vice President or greater, including the NEOs of our general partner who participate in this plan. The amounts deferred by the participant to the ETP 401(k) Plan account are fully vested at all times, and the amounts contributed by the Partnership become vested based on years of service. We provide this benefit as a means to incentivize employees and provide them with an opportunity to save for their retirement.

•	The ETP Non-Qualified Deferred Compensation Plan (the “ETP NQDC Plan”) is a deferred compensation plan, which permits eligible highly compensated employees to defer a portion of their salary, bonus and/or quarterly non-vested phantom unit distribution equivalent income until retirement, termination of employment or other designated distribution event. Under the ETP NQDC Plan, each year eligible employees are permitted to make an irrevocable election to defer up to 50 percent of their annual base salary, 50 percent of their quarterly non-vested phantom unit distribution equivalent income, and/or 50 percent of their discretionary performance bonus compensation to be earned for services performed during the following year. Pursuant to the ETP NQDC Plan, the Partnership may make annual discretionary matching contributions to participants’ accounts; however, the Partnership has not made any discretionary contributions to participants’ accounts and currently has no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the ETP NQDC Plan (other than discretionary credits) are immediately 100 percent vested. Participant accounts are credited with deemed earnings (or losses) based on hypothetical investment fund choices made by the participants among available funds.

Participants may elect to have their accounts distributed in one lump sum payment or in annual installments over a period of three or five years upon retirement, and in a lump sum upon other termination. Participants may also elect to take lump sum in-service withdrawals five years or longer in the future, and such scheduled in-service withdrawals may be further deferred prior to the withdrawal date. Upon a change of control (as defined in the ETP NQDC Plan), all ETP NQDC Plan accounts are immediately vested in full, and participants may elect to have their accounts distributed in one lump sum payment or to retain their originally elected payment schedules.

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The ETP Deferred Compensation Plan for Former Sunoco Executives is a deferred compensation plan established by ETP in connection with the Merger. Pursuant to his offer letter agreement with ETP effective as of October 5, 2012, in connection with the Merger (the “Offer Letter”), Mr. Hennigan waived any future rights or benefits to which he otherwise would have been entitled under both the Sunoco, Inc. Executive Retirement Plan (“SERP”), a non-qualified, unfunded plan that provided supplemental pension benefits over and above the benefits under the SCIRP and the Pension Restoration Plan, and the Pension Restoration Plan, in return for which, the present value ($2,789,413) of such deferred compensation benefits was credited to Mr. Hennigan’s account under this plan. Mr. Hennigan is our only executive officer eligible to participate in this plan. Mr. Hennigan’s account is 100 percent vested and will be distributed in one lump sum payment upon his retirement or termination of employment, or other designated distribution event, including a change of control (as defined in the plan). His account is credited with deemed earnings (or losses) based on hypothetical investment fund choices made by him among available funds.

•	Other Benefits: Employees of our general partner, including NEOs, participate in a variety of other benefits arrangements, including medical, dental, vision, life insurance, disability insurance, holidays and vacation, offered to similarly situated employees. These benefits, which are the same for all midstream employees of the ETE family of partnerships, are provided on an enterprise-wide basis. NEOs receive the same benefits and are responsible to pay the same premium, deductible and out-of-pocket maximums as other employees.

•	Severance and Change-in-Control Benefits: An employee, including an NEO, is an employee at will. This means that our general partner may terminate an employee’s employment at any time, with or without notice, and with or without cause or reason. Upon certain terminations of employment and in the event of a change in control, certain benefits may be paid or provided to our NEOs.

The LTIP provides that, unless specified otherwise in the applicable award agreement, in the event of a qualifying termination following a change in control (as such terms are defined in the plan), all awards of restricted units or unit options automatically vest and become payable or exercisable, as the case may be. Performance-based restricted units that have been outstanding for more than one year will be paid out at the greater of the target amount, or an amount in line with our actual performance immediately prior to the change in control. Those performance-based restricted units that have been outstanding for one year or less will be paid out at the target amount. Additional information regarding the LTIP can be found under “Other Potential Post-Employment Payments” below.

As reported in a Current Report on Form 8-K on October 23, 2014, the Special Executive Severance Plan, which provided enhanced severance benefits to participating executives terminated in connection with a change in control, and the Executive Involuntary Severance Plan, which provided certain severance benefits to participating executives involuntarily terminated for reasons other than just cause, death, disability, or a change in control, were terminated in October 2014.

Our general partner has adopted the Energy Transfer Partners GP, L.P. Severance Plan (the “Severance Plan”), which provides for payment of certain severance benefits in the event of a qualifying termination (as that term is defined in the Severance Plan) to all salaried employees on a nondiscriminatory basis. In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service with the general partner, up to a maximum of fifty-two weeks, or one year, of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued, subsidized group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Severance Plan also provides that the general partner may determine to pay benefits, in addition to those provided under the Severance Plan, based on special circumstances, which additional benefits shall be unique and non-precedent setting.

Summary Compensation Table

The Summary Compensation Table reflects the total compensation earned by each NEO in each of 2014, 2013 and 2012 (or such shorter period of time during which such individual served as an executive officer of the general partner):

Name and Principal Position	Year	Salary ($)	Unit Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
M. J. Hennigan	2014	600,000	3,941,118	810,000	263,923	813,504	6,428,545
President and Chief	2013	574,750	5,242,400	810,000	—	336,262	6,963,412
Executive Officer	2012	539,716	6,533,065	956,174	—	292,351	8,321,306

M. Salinas, Jr.(5)	2014	n/a	457,046	n/a	n/a	37,699	494,745
Chief Financial	2013	n/a	918,464	n/a	n/a	19,562	938,026
Officer	2012	n/a	n/a	n/a	n/a	n/a	n/a

K. Shea-Ballay	2014	313,875	494,660	300,000	13,785	139,988	1,262,308
Senior Vice President,	2013	310,000	873,390	278,000	—	74,559	1,535,949
General Counsel & Secretary	2012	290,500	212,582	222,775	19,610	22,606	768,073

K. Lauterbach(6)	2014	317,419	484,752	300,000	23,462	130,043	1,255,676
Senior Vice President,	2013	313,500	873,390	283,000	489	113,900	1,584,279
Lease Acquisitions

D. Chalson(6)	2014	269,806	469,937	300,000	49,288	84,948	1,173,979
Senior Vice President, Operations	2013	266,475	873,390	285,000	15,764	47,033	1,487,662

NOTES TO TABLE:

(1)	The amounts shown in this column reflect the aggregate grant date fair value of restricted unit awards under the LTIP, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for fiscal 2014 for additional detail regarding assumptions underlying the value of these equity awards. In addition to the awards approved by the Compensation Committee at its regularly scheduled meetings in December 2014, January 2014, December 2013, January 2013, February 2012 and January 2012, the amounts shown in this column also reflect the grant of time-based units to Mr. Hennigan, effective December 5, 2012, pursuant to his Offer Letter following the Merger with ETP. Prior to the Merger, the Compensation Committee granted equity awards in January of the following year for performance during the previous year. Under the ETP compensation methodology, equity awards are granted in December of the performance year. Because of the timing of the transition to ETP’s compensation methodology, the Compensation Committee continued the pre-Merger practice for the equity awards for performance during 2012 with such awards being granted in January 2013. Upon transitioning to ETP’s compensation methodology, the equity awards for performance during 2013 were granted in December 2013 rather than January 2014 (which would have been the case under our pre-Merger compensation methodology). Thus, the amounts shown in this column for 2013 include equity awards granted for performance in both the 2012 (the January 2013 grants), and 2013 (the December 2013 grants) fiscal years. In fiscal 2014, the Partnership did, and going forward, it is expected to, grant equity awards only once in December of the performance year; provided that, in January 2014, the Compensation Committee approved an additional grant of restricted units to Mr. Hennigan for his performance during 2013.
(2)

The amounts shown in this column reflect (i) annual bonuses payable under the Restated ASIP for performance during 2014, which are payable on or before March 15, 2015, (ii) annual bonuses paid under the ASIP (which was replaced by the Restated ASIP in 2014) for performance during 2013, which were paid on or before March 15, 2014, and (iii) annual incentive amounts paid under the Sunoco Partners LLC

Annual Incentive Plan (which was replaced by the ASIP in 2013) for performance during 2012, which were paid on or before March 15, 2013. Under the Sunoco Partners LLC Annual Incentive Plan, an individual’s annual incentive payout amount was determined by multiplying: (a) the product of his or her base salary and individual incentive guideline by (b) a factor ranging from zero to 200 percent, based upon the level of attainment of specific pre-established goals.
(3)	The amounts shown in this column reflect the change in present value for all defined benefit pension plans and supplemental executive retirement plans in which the NEOs participated. Pursuant to Mr. Hennigan’s Offer Letter, he waived any future rights or benefits to which he otherwise would have been entitled under both the SERP and the Pension Restoration Plan. As a consequence, the year-to-year change in actuarial present value of his pension benefits under the Sunoco plans in 2012 was negative. The year-to-year change in actuarial present value of Mr. Hennigan’s and Ms. Shea-Ballay’s pension benefits under the Sunoco plans for 2013 was negative because the discount rate used in the assumptions to value the lump sum pension benefit was higher in 2013 than it was in 2012. The assumed higher rate results in a lower present value of benefits. The applicable disclosure rules require the change in pension value be shown as “$0” if the actual calculation of the change in pension value is less than zero (i.e., a decrease). The decrease in pension value for Mr. Hennigan was $2,140,896 for 2012. The decrease in pension value for Mr. Hennigan and Ms. Shea-Ballay was $199,350 and $17,954, respectively, for 2013. NEOs did not have any above-market or preferential payments on deferred compensation during 2014, 2013, or 2012. During 2012, certain NEOs had deferred amounts under the Sunoco, Inc. Savings Restoration Plan (the “Savings Restoration Plan”), an excess 401(k) benefit plan available during 2012 to employees of Sunoco and its subsidiaries, including our general partner. The Savings Restoration Plan was a non-qualified deferred compensation plan available to those participants in SunCAP subject to compensation and/or contribution limitations under the Code. Participants were able to contribute amounts in excess of the applicable Code limits, up to five percent of base salary. Effective as of December 31, 2012, the Savings Restoration Plan was terminated, amounts outstanding in participant accounts were liquidated, and the participating employees who were affected by the plan’s termination received the cash value of their outstanding account balances from Sunoco. Mr. Hennigan received payment of his outstanding cash balance at December 31, 2012. Ms. Shea-Ballay received payment of her outstanding cash balance at February 2013.
(4)	The table below shows the components of this column for 2014:

Name	Year	Company Contribution Under Defined Contribution Plan(a) ($)	Perquisites > $10,000 ($)	Distribution Equivalent Rights Payments(b) ($)	Total ($)
M. J. Hennigan	2014	27,192	—	786,312	813,504
M. Salinas, Jr.	2014	n/a	n/a	37,699	37,699
K. Shea-Ballay	2014	15,667	—	124,321	139,988
K. Lauterbach	2014	20,961	—	109,082	130,043
D. Chalson	2014	16,783	—	68,165	84,948

(a)	During 2014, our general partner was a participating employer in the ETP 401(k) Plan, which makes a matching contribution based on a rate of match equal to 100 percent of each participant’s elective deferrals up to 5 percent of covered compensation. The Partnership also made a discretionary profit sharing contribution of 7 percent of base pay (Messrs. Hennigan, Lauterbach and Chalson) or 3 percent of base pay (Ms. Shea-Ballay), subject to IRS contribution limits. Effective July 1, 2014, however, the discretionary profit sharing contribution was eliminated for all employees of our general partner with yearly salaries of greater than $150,000 or with a title of Vice President or greater, including the NEOs of our general partner who participate in this plan.
(b)	The amounts shown in this column reflect the cash payments made to each NEO during 2014, which were equal to each cash distribution per common unit made by us on our common units during 2014, with respect to each common unit subject to a restricted unit held by such NEO that has not either vested or been forfeited.

(5)	During 2014, Mr. Salinas was the Chief Financial Officer of the general partner of ETP, which determined the components of his compensation, including salary, long-term incentive awards and annual bonus. We had no control over this compensation determination process. However, our general partner’s Compensation Committee granted equity awards, representing 33 percent of Mr. Salinas’ total long-term incentive compensation, to Mr. Salinas in December 2014, December 2013 and January 2013 in recognition of his services to us. Mr. Salinas did not receive separate compensation for his services to us as Chief Financial Officer of our general partner during 2012. Pursuant to his Separation Agreement with ETP, Mr. Salinas’ equity awards vested and were distributed to Mr. Salinas in May 2015.
(6)	Compensation information for only fiscal years 2014 and 2013 is provided for the employees of our general partner who were not NEOs in fiscal year 2012.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to NEOs in 2014:

Name	Grant Date(1)	All Other Unit Awards: Number of Units(2)(3) (#)	Grant Date Fair Value of Unit Awards ($)
M. J. Hennigan	12/5/2014	74,043	3,561,468
President and Chief Executive Officer	1/29/2014	10,000	379,650

M. Salinas, Jr.	12/5/2014	9,502	457,046
Chief Financial Officer		—	—

K. Shea-Ballay	12/5/2014	10,284	494,660
Senior Vice President, General Counsel & Secretary		—	—

K. Lauterbach	12/5/2014	10,078	484,752
Senior Vice President, Lease Acquisitions		—	—

D. Chalson	12/5/2014	9,770	469,937
Senior Vice President, Operations		—	—

NOTES TO TABLE:

(1)	The restricted unit awards vest as follows:

•	60 percent in December 2016 and the remaining 40 percent in December 2018 for Mr. Hennigan’s award granted in January 2014; and

•	60 percent in December 2017 and the remaining 40 percent in December 2019 for awards granted in December 2014.
(2)	Reflects the grant date fair value of restricted unit awards granted under the LTIP during fiscal 2014, computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for fiscal 2014 for additional detail regarding assumptions underlying the value of these equity awards.
(3)	Prior to the Merger, the Compensation Committee granted equity awards in January of the following year for performance during the previous year. Under the ETP compensation methodology, equity awards are granted in December of the performance year. Upon transitioning to ETP’s compensation methodology, the equity awards for performance during 2013 were granted in December 2013 rather than January 2014 (which would have been the case under our pre-Merger compensation methodology); provided that, in January 2014, the Compensation Committee approved one additional grant of restricted units to Mr. Hennigan for his performance during 2013.

Narrative Disclosure to Summary Compensation Table and Grants of the Plan-Based Awards Table

A description of material factors necessary to understand the information disclosed in the tables above can be found in the CD&A that precedes these tables.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the unvested and outstanding equity awards to each current NEO as of December 31, 2014:

		Unit Awards
Name	Grant Date(1)	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested(2) ($)
M. J. Hennigan	12/5/2014	74,043	3,093,517
President and Chief Executive Officer	1/29/2014	10,000	417,800
	12/5/2013	87,400	3,651,572
	1/24/2013	48,000	2,005,440
	12/5/2012	108,000	4,512,240

M. Salinas, Jr.(3)	12/5/2014	9,502	396,994
Chief Financial Officer	12/5/2013	13,100	547,318
	1/24/2013	9,998	417,716

K. Shea-Ballay	12/5/2014	10,284	429,666
Senior Vice President, General Counsel & Secretary	12/5/2013	14,000	584,920
	1/24/2013	8,400	350,952

K. Lauterbach	12/5/2014	10,078	421,059
Senior Vice President, Lease Acquisitions	12/5/2013	14,000	584,920
	1/24/2013	8,400	350,952
	7/24/2012	58,520	2,444,966

D. Chalson	12/5/2014	9,770	408,191
Senior Vice President, Operations	12/5/2013	14,000	584,920
	1/24/2013	8,400	350,952

NOTES TO TABLE:

(1)	The restricted unit awards vest as follows:

•	100 percent in July 2015 for Mr. Lauterbach’s award granted in July 2012;

•	ratably in December of each year through 2017 for Mr. Hennigan’s awards granted in December 2012;

•	ratably in December of each year through 2017 for awards granted in January 2013;

•	60 percent in December 2016 and the remaining 40 percent in December 2018 for awards granted in December 2013;

•	60 percent in December 2016 and the remaining 40 percent in December 2018 for Mr. Hennigan’s award granted in January 2014; and

•	60 percent in December 2017 and the remaining 40 percent in December 2019 for awards granted in December 2014.
(2)	The market value or payout value of the unearned restricted units is equal to the closing price of our common units on December 31, 2014 of $41.78, multiplied by the number of restricted units outstanding. The amounts shown in this column do not include amounts for related distribution equivalents that could be included in the payout. See “Other Potential Post-Employment Payments” for a discussion of the treatment of these awards under certain termination events, or in the event of a change in control.
(3)	Pursuant to his Separation Agreement with ETP, Mr. Salinas’ equity awards vested and were distributed to him in May 2015.

Option Exercises and Units Vested

The following table provides information concerning the vesting in 2014 of certain restricted units, previously awarded under the LTIP to the NEOs:

	Unit Awards
Name	Number of Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
M. J. Hennigan	267,202	11,667,827
President and Chief Executive Officer

M. Salinas, Jr.	3,334	160,165
Chief Financial Officer

K. Shea-Ballay	27,408	1,161,158
Senior Vice President, General Counsel & Secretary

K. Lauterbach	24,324	1,032,493
Senior Vice President, Lease Acquisitions

D. Chalson	11,084	480,120
Senior Vice President, Operations

NOTES TO TABLE:

(1)	The amounts shown in this column reflect the vesting and payout, in the form of our common units, of LTIP grants during 2014. For the performance-based restricted units, the number of common units to be paid out was determined by multiplying the target number of such restricted units by the applicable performance factor (200 percent).
(2)	Value realized on vesting was determined by multiplying the number of common units to be issued upon vesting by the closing market price of our common units on the date prior to the vesting date. These amounts do not reflect the value of units withheld by the Partnership to satisfy tax withholding obligations.

Pension Benefits

Our general partner is a participating employer in certain Sunoco pension and retirement plans. Our NEOs are eligible to participate in such plans. The table below shows the estimated annual retirement benefits payable to a covered executive based upon the final average pay formula or the cash balance formula, as applicable, of the SCIRP and the Pension Restoration Plan. Effective June 30, 2010, Sunoco froze pension benefits for all salaried and many non-union employees. This freeze also applies to the NEOs. On October 31, 2014, Sunoco terminated the SCIRP. Distributions of benefits from the SCIRP will be made following receipt of a favorable Determination Letter from the IRS for such termination, which Determination Letter is expected to be received on or before December 31, 2015. Executives who participate in the SCIRP have until late October 2015 to voluntarily elect to receive their accrued benefits in the form of either a lump sum or an annuity or to defer payment to a later date. For those that do not make an election, benefits are deferred until the next eligible benefit commencement date, typically retirement/termination. The estimates shown in the table below and the narrative disclosure of the SCIRP below assume that benefits under the SCIRP are received as described in footnote 2 to the table, however, because the SEC’s rule on compensation disclosures is tied to the previous 2014 year. Each of the NEO’s elections to receive or to defer his or her accrued benefit, as applicable, for their accrued benefits will be described in our compensation disclosures in our Annual Report on Form 10-K for the year ended 2015. Executives who participate in the Pension Restoration Plan may elect to receive their accrued benefits only in the form of a lump sum upon retirement/termination.

Name	Plan	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit Year- end 2014(2) ($)	Payments During Last Fiscal Year ($)
M. J. Hennigan(3)	SCIRP (Qualified)	27.93	1,463,899	—
President and Chief Executive Officer	Pension Restoration	27.93	—	—

M. Salinas, Jr.(4)	SCIRP (Qualified)	n/a	n/a	n/a
Chief Financial Officer	Pension Restoration	n/a	n/a	n/a

K. Shea-Ballay	SCIRP (Qualified)	5.19	157,833	—
Senior Vice President, General Counsel & Secretary	Pension Restoration	5.19	12,314	—

K. Lauterbach	SCIRP (Qualified)	12.73	251,025	—
Senior Vice President, Lease Acquisitions	Pension Restoration	12.73	—	—

D. Chalson	SCIRP (Qualified)	24.18	513,572	—
Senior Vice President, Operations	Pension Restoration	24.18	11,312	—

NOTES TO TABLE:

(1)	Credited years of service reflect actual plan service with the general partner, including years of service credited with Sunoco prior to employment with our general partner.
(2)	Because the SCIRP was terminated on October 31, 2014 (awaiting regulatory approval to distribute assets as of December 31, 2014) the actuarial present values have been calculated differently for 2014 relative to prior years. The assumptions used for measuring the actuarial present values are consistent with the assumptions used to value benefit obligations for the SCIRP for purposes of year-end reporting. The primary assumptions are described below:

•	NEOs benefitting from the SCIRP’s final average pay formula (Mr. Hennigan):

•	It is assumed that each NEO has a 90 percent probability of electing a lump sum at December 1, 2015 as part of the plan termination.

•	The assumptions used to convert annual benefits to a lump sum are the same that would be used to pay lump sums in the first quarter of 2015 (the latest known assumptions). Specifically,

•	The mortality assumption defined by IRC 417(e) for lump sums paid in 2015; and

•	The lump sum segment rates defined by IRC 417(e) for November 2014 (1.40 percent for payments made in the first 5 years, 3.88 percent for payments made in years 6 to 20, and 4.96 percent for payments made after year 20).

•	The lump sums were discounted from December 1, 2015 to December 31, 2014 using a discount rate of 4.31 percent with no mortality assumption.

•	It is assumed that each NEO has a 10 percent probability of foregoing the lump sum offer and the plan sponsor will transfer their benefits to an insurance company. The present values of the benefits to be transferred to an insurance company were based on the following information:

•	A discount rate of 4.31 percent;

•	A mortality assumption of RP-2000 with no collar or amounts adjustments projected with Scale BB; and

•	An insurance company premium of 47.5 percent to account for more conservative assumptions which would be used by the insurance company and an allowance for profit.

•	Benefits for each NEO reflect the estimated value of the free 50 percent joint and survivor benefits payable to the NEO’s spouse upon death of the NEO.

•	NEOs benefitting from the SCIRP’s cash balance formula (Ms. Shea-Ballay and Messrs. Chalson and Lauterbach)

•	It is assumed that each NEO has an 85 percent probability of electing a lump sum at December 1, 2015 as part of the plan termination.

•	The cash balance accounts were discounted from December 1, 2015 to December 31, 2014 using a discount rate of 4.22 percent with no mortality assumption.

•	It is assumed that each NEO has a 15 percent probability of foregoing the lump sum offer and the plan sponsor will transfer their benefits to an insurance company. The present values of the benefits to be transferred to an insurance company were based on the following information:

•	A discount rate of 4.22 percent;

•	No pre-retirement mortality; and

•	An insurance company premium of 37.5 percent to account for more conservative assumptions which would be used by the insurance company and an allowance for profit.

The Pension Restoration benefits for Ms. Shea-Ballay and Mr. Chalson are assumed to be payable at ages 60 and 64, respectively, and were discounted to December 31, 2014 using a rate of 4.22 percent with no pre-retirement mortality.

Actual benefit present values will vary from these estimates depending on many factors, including a NEO’s actual retirement age, interest rate movements and regulatory changes.

(3)	Pursuant to his Offer Letter, Mr. Hennigan waived any future rights or benefits to which he otherwise would have been entitled under both the SERP and the Pension Restoration Plan, in return for which, the present value ($2,789,413) of such deferred compensation benefits was credited to the ETP Deferred Compensation Plan for Former Sunoco Executives.
(4)	Mr. Salinas was employed by ETP’s general partner and did not participate in any of the Sunoco pension benefit plans.

The Sunoco, Inc. Retirement Plan

The SCIRP is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. The SCIRP provides for normal retirement at age 65. The plan includes two benefit formulas:

(1)	Final Average Pay formula

•	The benefit equals (A) 1- 2⁄3 percent of Final Average Pay (the average earnings during the 36 consecutive months of highest earnings in the last ten years prior to retirement, or until June 30, 2010, whichever is sooner) multiplied by the credited service up to 30 years, plus 3⁄4 percent of Final Average Pay multiplied by the credited service over 30 years.

•	The benefit is then reduced by (B) an amount equal to 1- 2⁄3 percent of the estimated Social Security Primary Insurance Amount multiplied by the credited years of service up to a maximum of 30 years.

•	The (A) portion of the benefit is reduced by 5/12 percent for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75 percent of the unreduced benefit. The (B) portion of the benefit is reduced by 7/12 percent for each month that retirement precedes age 65 and an additional 7/24 percent for each month that retirement precedes age 60, with the reduction at age 55 being 47.5 percent of the unreduced benefit.

(2)	Career Pay (cash balance) formula

•	The retirement benefit is expressed as an account balance, comprised of pay credits and indexing adjustments.

•	Pay credits equal 7 percent of pay for the year, up to the Social Security (FICA) Wage Base ($110,100 in 2012, $113,700 in 2013, $117,000 in 2014 and $118,500 in 2015) plus 12 percent of pay that exceeds the Wage Base for the year.

•	The indexing adjustment equals the account balance at the end of each month multiplied by the monthly change in the All-Urban Consumer Price Index, plus 0.17 percent. However, if in any month the adjustment would be negative, the adjustment would be zero for such month. Beginning November 1, 2014, the indexing adjustment is fixed at 4.22 percent annually.

For employees, including NEOs, hired before January 1, 1987 (Mr. Hennigan), the benefits under the SCIRP are the greater of the Final Average Pay or Career Pay formula benefits. For employees, including NEOs, hired on or after January 1, 1987 (Ms. Shea-Ballay and Messrs. Lauterbach and Chalson), retirement benefits are calculated under the Career Pay formula only. An employee may retire at the Normal Retirement Age of 65, or may retire as early as age 55 with 10 years of service. All employees of our general partner, including our NEOs who are participants in the SCIRP, are 100 percent vested in their benefits. Messrs. Hennigan, Lauterbach and Chalson are each eligible for early retirement under the SCIRP. On October 31, 2014, Sunoco terminated the SCIRP. Distributions of benefits from the SCIRP will be made following receipt of a favorable Determination Letter from the IRS for such termination.

The normal form of benefit under the SCIRP is an annuity for the life of the employee, with 50 percent of that annuity paid for the life of the employee’s surviving spouse (50 percent Joint and Survivor Benefit). This 50 percent Joint and Survivor benefit is free for participants who benefit under the Final Average Pay formula, but the participant’s monthly annuity is reduced actuarially for those who benefit under the Career Pay formula. Other forms of payment are also offered such as a lump sum and other annuity options. Under the Career Pay formula, the lump sum is equal to the value of the employee’s account, and under the Final Average Pay formula, the lump sum is the actuarial equivalent of the annuity benefit, based on IRS prescribed interest rates and mortality tables.

The SCIRP is subject to qualified plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits, under the plan.

The limits on annual compensation that could be considered in calculating benefits in 2012, 2013, 2014 and 2015 were $250,000, $255,000, $260,000 and $265,000, respectively. Benefits in excess of those permitted under the statutory limits are paid from the Pension Restoration Plan, as described below.

The amounts presented in the table above are actuarial present values based on accrued annual benefits, using pay and benefit service through June 30, 2010.

If the benefit is paid in a lump sum, the actual amount distributed would vary from the amount provided in the table depending on the actual interest rate and the mortality assumptions used to calculate the distribution at the time of retirement. The mortality table and interest rates to be used in determining a lump sum are set in accordance with the Pension Protection Act of 2006.

Sunoco, Inc. Pension Restoration Plan

The Pension Restoration Plan is a non-qualified plan that provides retirement benefits that would be provided under the SCIRP, but are prohibited from being paid from the SCIRP by the Code limits. See the discussion regarding the SCIRP, above, for the limits. Participants in the SCIRP whose annual compensation exceeds the applicable Code limits are eligible to participate in the Pension Restoration Plan. The benefit paid by the Pension Restoration Plan is the excess of the total benefit accrued under the SCIRP over the amount of benefit that the SCIRP is permitted to provide under the Code. All benefits under the Pension Restoration Plan that are paid in a lump sum are calculated using the same actuarial factors applicable under the SCIRP. Payment of benefits is made upon termination of employment, except that payment of amounts subject to Code Section 409A is delayed until six months after separation from service for any specified employee as defined under Code Section 409A. No additional benefits are being accrued after June 30, 2010 under the Pension Restoration Plan.

Pursuant to his Offer Letter, Mr. Hennigan waived any future rights or benefits to which he otherwise would have been entitled under the SERP and the Pension Restoration Plan, in return for which, the present value ($2,789,413) of such deferred compensation benefits was credited to the ETP Deferred Compensation Plan for Former Sunoco Executives.

Nonqualified Deferred Compensation

ETP Non-Qualified Deferred Compensation Plan

The following table provides the voluntary salary deferrals made by the NEOs in 2014 under the ETP NQDC Plan, a deferred compensation plan that permits eligible highly compensated employees to defer a portion of their salary, bonus and/or quarterly non-vested phantom unit distribution equivalent income until retirement, termination of employment or other designated distribution event. Under the ETP NQDC Plan, each year eligible employees are permitted to make an irrevocable election to defer up to 50 percent of their annual base salary, 50 percent of their quarterly non-vested phantom unit distribution equivalent income, and/or 50 percent of their discretionary performance bonus compensation to be earned for services performed during the following year. Pursuant to the ETP NQDC Plan, the Partnership may make annual discretionary matching contributions to participants’ accounts; however, the Partnership has not made any discretionary contributions to participants’ accounts and currently has no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the ETP NQDC Plan (other than discretionary credits) are immediately 100 percent vested. Participant accounts are credited with deemed earnings (or losses) based on hypothetical investment fund choices made by the participants among available funds.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014(1) ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at December 31, 2014 ($)
M. J. Hennigan	—	—	—	—	—
President and Chief Executive Officer

M. Salinas, Jr.	n/a	n/a	n/a	n/a	n/a
Chief Financial Officer

K. Shea-Ballay	—	—	—	—	—
Senior Vice President, General Counsel & Secretary

K. Lauterbach	—	—	—	—	—
Senior Vice President, Lease Acquisitions

D. Chalson	121,250	—	11,792	—	186,993
Senior Vice President, Operations

NOTES TO TABLE:

(1)	These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions under the ETP NQDC Plan.

ETP Deferred Compensation Plan for Former Sunoco Executives

The following table includes deferred compensation provided to the NEOs in 2014 under the ETP Deferred Compensation Plan for Former Sunoco Executives, a deferred compensation plan established by ETP in connection with the Merger. Pursuant to his Offer Letter, Mr. Hennigan waived any future rights or benefits to which he otherwise would have been entitled under both the SERP and the Pension Restoration Plan, in return for which, the present value ($2,789,413) of such deferred compensation benefits was credited to Mr. Hennigan’s account under this plan. Mr. Hennigan is our only executive officer eligible to participate in this plan. Mr. Hennigan’s account is credited with deemed earnings (or losses) based on hypothetical investment fund choices made by him among available funds.

Name	Executive Contributions in 2014 ($)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014(1) ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at December 31, 2014 ($)
M. J. Hennigan	—	—	185,985	—	3,462,173
President and Chief Executive Officer

M. Salinas, Jr.	n/a	n/a	n/a	n/a	n/a
Chief Financial Officer

K. Shea-Ballay	—	—	—	—	—
Senior Vice President, General Counsel & Secretary

K. Lauterbach	—	—	—	—	—
Senior Vice President, Lease Acquisitions

D. Chalson	—	—	—	—	—
Senior Vice President, Operations

NOTES TO TABLE:

(1)	These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions under the ETP Deferred Compensation Plan for Former Sunoco Executives.

Other Potential Post-Employment Payments

Certain plans, as described below, provide for payments of benefits to the NEOs in connection with termination, or separation from employment, retirement, or a change in control of our general partner. The actual amounts paid can be determined only at the time of such NEO’s separation from employment with our general partner. The following describes the benefits that the NEOs would receive if such an event occurred. Mr. Salinas was employed by the general partner of ETP, and he did not participate in the retirement, severance, or termination plans either of Sunoco or of our general partner. As described above in this CD&A, this description and the accompanying tables are based on the current LTIP and the status of all of our benefit plans as of December 31, 2014.

•	Retirement: The benefits paid to the NEOs upon retirement are described above in the section entitled “Pension Benefits.” Under the LTIP, if an NEO is eligible for retirement, outstanding performance-based restricted units would continue to vest, and would pay out, along with the accompanying DERs, if the performance measures are met. Outstanding time-based restricted units would be forfeited.

•	Voluntary Termination: An NEO who resigns and leaves voluntarily, would receive the following benefits:

•	SCIRP/Pension Restoration Plan: Retirement eligible NEOs hired prior to January 1, 1987 (Mr. Hennigan) would receive benefits based upon the greater of the Final Average Pay formula or the

Career Pay formula (as described below) of the SCIRP, which is a qualified defined benefit retirement plan. Effective January 1, 1987, for employees hired on or subsequent to that date, the SCIRP was converted from a final average pay plan to a cash balance pension plan. SCIRP benefits for NEOs hired after this conversion (Ms. Shea-Ballay and Messrs. Lauterbach and Chalson) are calculated using the Career Pay formula, based on a percentage of pay each year and an indexing adjustment. Normal retirement age under the SCIRP is 65 years. To the extent that the amount payable exceeds the maximum amount that may be paid under the SCIRP, the remaining amount would be paid under the Pension Restoration Plan. Effective June 30, 2010, Sunoco froze pension benefits for all salaried and many non-union employees. This freeze also applies to the NEOs.

•	Vacation Benefits: Each NEO would be entitled to receive payment for his or her accrued vacation, which benefit is generally provided to active employees of the Partnership’s general partner.

•	Involuntary Termination-For Cause: An NEO who is terminated for cause would receive the following:

•	SCIRP/Pension Restoration Plan: Benefits accrued under the SCIRP and Pension Restoration Plan would be paid according to the terms of those plans applicable to terminated or retirement eligible employees, as described in the Voluntary Termination section above.

•	Vacation Benefits: Each NEO would receive payment for his or her accrued vacation, which benefit is generally provided to active employees of the Partnership’s general partner.

•	Involuntary Termination-Not for Cause: An NEO who is terminated not for cause would receive the following:

•	Severance Plan: The Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service with the general partner up to a maximum of fifty-two weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued, subsidized group health insurance coverage under COBRA. The Severance Plan also provides that the Partnership may determine to pay benefits in addition to those provided under the Severance Plan based on special circumstances, which additional benefits shall be unique and non-precedent setting. The Severance Plan is available to all eligible salaried employees on a nondiscriminatory basis.

•	SCIRP/Pension Restoration Plan: NEOs hired prior to January 1, 1987 (Mr. Hennigan) would receive benefits based upon the greater of the Final Average Pay formula or the Career Pay formula of the SCIRP. SCIRP benefits for NEOs hired on or after the January 1, 1987 conversion of SCIRP from a final average pay plan to a cash balance pension plan (Ms. Shea-Ballay and Messrs. Lauterbach and Chalson) are calculated using the Career Pay formula. To the extent that the amount payable exceeds the amount available under the SCIRP, the remaining amount would be paid under the Pension Restoration Plan. There are no provisions in either plan that provide for additional benefits under an involuntary termination. The benefit would be the same as it would be under a voluntary termination.

•	LTIP: Outstanding performance-based and time-based restricted units would be forfeited unless specified in the applicable award agreement or otherwise determined by the plan administrator.

•	Involuntary Termination-Change of Control

•	Severance Plan: Severance payments and continued, subsidized group health insurance coverage under COBRA would be paid according to the terms of the Severance Plan, as described in the Involuntary Termination-Not for Cause section above.

•	SCIRP: In the event of a change of control, the benefits of a participant whose employment began before September 5, 2001, and who is terminated (as defined in the plan) following a change in control, become 100 percent vested and are increased as follows:

•	Final Average Pay formula. A participant’s service is increased by three years, subject to reduction for service for each completed month after the change in control. Final Average Pay will be the greater of: (A) the regularly determined Final Average Pay, (B) Final Average Pay based on earnings of the full month preceding the change in control, or (C) Final Average Pay based on earnings for the month preceding the termination of employment. For purposes of (B) and (C) monthly earnings will include base pay and 1/12 of the annual bonus target under the Restated ASIP.

•	Career Pay (cash balance) formula. A participant’s service is increased by three years, subject to reduction for service after the change in control. In the month of termination, a participant’s Career Pay Earnings are increased by an amount equal to 36 months less the number of months worked after the Change in Control, times the greater of Career Pay Earnings for: (A) the month preceding termination or (B) the month preceding the change in control. For purposes of (A) and (B) monthly earnings will include base pay and 1/12 of the annual bonus target under the Restated ASIP.

•	LTIP: Unless specified otherwise in the applicable award agreement, if a change in control occurs, there is a “double trigger” mechanism, requiring both a change in control and a qualifying termination of employment (as defined in the plan) following such change in control, to trigger the payment of outstanding performance-based restricted units, time-based restricted units and accompanying DERs. Performance-based restricted units that have been outstanding for more than one year will be paid out at the greater of target or in amount in line with actual performance results. Performance-based restricted units that have been outstanding for less than one year will be paid out at target. Restricted units may be paid out in cash, or in common units, as determined by our general partner’s Compensation Committee.

•	Death: In the case of death, an NEO’s beneficiary(ies) or estate would receive the following benefits:

•	Insurance:

•	Basic life insurance benefits equal to one and one-half times base compensation up to a maximum of $750,000 plus any supplemental life insurance elected and paid for by the NEO.

•	Accidental death and dismemberment (AD&D) insurance in the same amount as the basic life insurance benefits and supplemental life insurance benefits, if any, described above would be payable in the event of accidental death.

•	If the NEO is married and retirement-eligible at the time of death, medical coverage would be available to his or her spouse on the same basis as other surviving spouses of retirement-eligible employees. If not retirement-eligible at death, coverage for the spouse would be available for a period that is consistent with the requirements of COBRA continuation coverage.

These benefits are fully insured, and there is no cost to the Partnership upon death. The cost to the Partnership is the premium payments made on the executive’s behalf, which premium payments are available to all salaried employees on a nondiscriminatory basis and thus are not reflected in the Summary Compensation Table above.

•	SCIRP/Pension Restoration Plan:

•

With respect to an NEO who is eligible for Final Average Pay formula benefits under SCIRP (Mr. Hennigan), his or her spouse would receive the greater of: (A) 50 percent of the benefit under the Final Average Pay formula, or (B) 100 percent of the benefit accrued under the

Career Earnings Formula. A non-married NEO’s beneficiary(ies) or estate would receive 100 percent of the benefit accrued under the Career Earnings Formula. This benefit is the same for all similarly situated employees.

•	With respect to an NEO that is eligible for Career Pay Formula benefits only under SCIRP (Ms. Shea-Ballay and Messrs. Lauterbach and Chalson), a married or non-married NEO’s spouse, beneficiary(ies) or estate would receive 100 percent of the benefit accrued under the Career Earnings Formula. This benefit is the same for all similarly situated employees.

•	For all NEOs, to the extent that the amount payable under SCIRP exceeds the amount available due to Code limits, the remaining amount would be paid under the Pension Restoration Plan at the employee’s death.

•	LTIP: Under the LTIP, all unvested performance-based restricted units would continue to vest, and, along with the accompanying DERs, would pay out at the end of the respective performance periods to the NEO’s beneficiary(ies) or estate if the applicable performance measures are met. Outstanding time-based restricted units would be forfeited unless specified in the applicable award agreement.

•	Disability: In the case of a termination of employment due to disability, an NEO would be eligible for the following benefits:

•	SCIRP/Pension Restoration Plan: Benefits accrued under the SCIRP and Pension Restoration Plan would be paid according to the terms of those plans applicable to terminated or retirement eligible employees, as described in the Voluntary Termination section above.

•	Long Term Disability:

•	An NEO would receive benefits, including Social Security, up to 60 percent of total monthly compensation or $10,000 per month, whichever is less, under Sunoco’s long-term disability plan. These benefits are fully insured, and there is no cost to the Partnership upon disability. The cost to the Partnership is the premium payments made on the executive’s behalf, which premium payments are available to all salaried employees on a nondiscriminatory basis.

•	The Executive Long Term Disability Plan (“ELTD”) provides salary replacement benefits to executives, who become eligible before age 60, at the Senior Vice President level or higher. To participate, an executive must make an affirmative election during the biannual open enrollment. The ELTD pays benefits if the participant is deemed to be disabled, as defined by the ELTD, by the general partner’s disability plan administrator. The ELTD provides salary replacement benefits (up to $7,500 per month) that are in addition to the long-term disability plan benefit stated above. While the cost of the ELTD is paid entirely by the Partnership, the executive has the option under the ELTD to increase his or her coverage by an additional $2,500 per month. This additional benefit is available to participants who pay the full cost of the supplemental benefit. In 2014, of the NEOs, only Mr. Chalson was a participant in Partnership-paid benefit level of the ELTD. No NEO was a participant in the employee-paid benefit level. These benefits are fully insured, and there is no cost to the Partnership upon disability. The cost to the Partnership is the premium payments made on the executive’s behalf.

•	LTIP: Under the LTIP all unvested performance-based restricted units would continue to vest, and along with the accompanying DERs, will pay out at the end of the respective performance periods if the applicable performance measures are met. Unless specified otherwise in the applicable award agreement (for instance, providing for immediate vesting), all unvested time-based restricted units will be paid out as awarded in the event of permanent disability.

The tables on the following pages reflect the estimated potential compensation and benefits for the NEOs other than Mr. Salinas (as explained above) under various scenarios involving a termination of employment.

These amounts are estimates of the amounts that would be paid to the NEOs and the actual amounts paid can only be determined at the time of an NEO’s termination of employment. These estimates are based on the following assumptions:

•	the applicable provisions in the agreements and arrangements governing the NEOs’ benefits and payment which are summarized in the section entitled “Other Potential Post-Employment Payments”;

•	the triggering event occurred on December 31, 2014;

•	the transaction price per Partnership unit is $41.78, which was the price at the close on December 31, 2014;

•	pension lump-sum values are based on applicable segment interest rates under the Pension Protection Act of 2006;

•	health and welfare benefits are included, where applicable, at the estimated value of the continuation of these benefits; and

•	each NEO has exhausted all available vacation benefits as of December 31, 2014.

Sunoco Logistics Partners L.P.

Other Potential Post-Employment Payments as of December 31, 2014

Michael J. Hennigan

President and Chief Executive Officer

Type of Benefit	Voluntary Termination ($)	Death ($)	Disability ($)	Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Change in Control ($)
Cash Severance
Base Salary(1)	—	—	—	—	600,000	600,000

Additional Pension Benefits	—	—	—	—	—	127,954

Restricted Units(2)
12/5/2014 Grant(3)	—	3,093,517	3,093,517	—	3,093,517	3,093,517
1/29/2014 Grant	—	—	432,062	—	—	432,062
12/5/2013 Grant	—	—	3,776,222	—	—	3,776,222
1/24/2013 Grant	—	—	2,130,240	—	—	2,130,240
12/5/2012 Grant(4)	—	4,793,040	4,793,040	—	4,793,040	4,793,040

Total Restricted Units	—	7,886,557	14,225,081	—	7,886,557	14,225,081

Other Benefits
Health & Welfare(5)	—	—	—	—	4,120	4,120

TOTAL	—	7,886,557	14,225,081	—	8,490,677	14,957,155

NOTES TO TABLE:

(1)	Consists of two weeks of base pay for each full or partial year of service, up to the maximum severance benefit in an amount that is equal to fifty-two weeks.
(2)	Reflects intrinsic values of accelerated vesting of equity awards at an assumed closing price of $41.78 (closing price of the Partnership on December 31, 2014). Values include unvested/unearned DERs of accelerated vesting of unit ownership.
(3)	Mr. Hennigan’s award agreement for restricted units granted in December 2014 provides for vesting immediately upon death, disability and involuntary not for cause termination.
(4)	Mr. Hennigan’s October 5, 2012 Offer Letter provides for vesting of the restricted units granted in December 2012 immediately upon death, disability and involuntary not-for-cause termination.
(5)	Reflects group health insurance coverage for a period of three months.

Sunoco Logistics Partners L.P.

Other Potential Post-Employment Payments as of December 31, 2014

Martin Salinas, Jr.(1)

Chief Financial Officer

Type of Benefit	Voluntary Termination ($)	Death ($)	Disability ($)	Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Change in Control ($)
Restricted Units(2)
12/5/2014 Grant(3)	—	396,994	396,994	—	—	396,994
12/5/2013 Grant	—	—	566,001	—	—	566,001
1/24/2013 Grant	—	—	443,800	—	—	443,800

Total Restricted Units	—	396,994	1,406,795	—	—	1,406,795

TOTAL	—	396,994	1,406,795	—	—	1,406,795

NOTES TO TABLE:

(1)	Mr. Salinas served as Chief Financial Officer of ETP, and his severance benefits were paid by ETP upon his termination in 2015.
(2)	Reflects intrinsic values of accelerated vesting of equity awards at an assumed closing price of $41.78 (closing price of the Partnership on December 31, 2014). Values include unvested/unearned DERs of accelerated vesting of unit ownership. Pursuant to his Separation Agreement with ETP, Mr. Salinas’ restricted units vested and were distributed to him in May 2015.
(3)	Mr. Salinas’ award agreement for restricted units granted in December 2014 provided for vesting immediately upon death and disability. Such restricted units vested and were distributed to him, however, in May 2015 pursuant to Mr. Salinas’ Separation Agreement with ETP.

Sunoco Logistics Partners L.P.

Other Potential Post-Employment Payments as of December 31, 2014

Kathleen Shea-Ballay

Senior Vice President, General Counsel and Secretary

Type of Benefit	Voluntary Termination ($)	Death ($)	Disability ($)	Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Change in Control ($)
Cash Severance

Base Salary(1)	—	—	—	—	122,212	122,212

Restricted Units(2)
12/5/2014 Grant(3)	—	429,666	429,666	—	—	429,666
12/5/2013 Grant	—	—	604,887	—	—	604,887
1/24/2013 Grant	—	—	372,792	—	—	372,792

Total Restricted Units	—	429,666	1,407,345	—	—	1,407,345

Other Benefits
Health & Welfare(4)	—	—	—	—	4,054	4,054

TOTAL	—	429,666	1,407,345	—	126,266	1,533,611

NOTES TO TABLE:

(1)	Consists of two weeks of base pay for each full or partial year of service, up to the maximum severance benefit in an amount that is equal to fifty-two weeks.
(2)	Reflects intrinsic values of accelerated vesting of equity awards at an assumed closing price of $41.78 (closing price of the Partnership on December 31, 2014). Values include unvested/unearned DERs of accelerated vesting of unit ownership.
(3)	Ms. Shea Ballay’s award agreement for restricted units granted in December 2014 provides for vesting immediately upon death and disability.
(4)	Reflects group health insurance coverage for a period of three months.

Sunoco Logistics Partners L.P.

Other Potential Post-Employment Payments as of December 31, 2014

Kurt Lauterbach

Senior Vice President, Lease Acquisitions

Type of Benefit	Voluntary Termination ($)	Death ($)	Disability ($)	Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Change in Control ($)
Cash Severance
Base Salary(1)	—	—	—	—	222,464	222,464

Additional Pension Benefits	—	—	—	—	—	219,729

Restricted Units(2)
12/5/2014 Grant(3)	—	421,059	421,059	—	—	421,059
12/5/2013 Grant	—	—	604,887	—	—	604,887
1/24/2013 Grant	—	—	372,792	—	—	372,792
7/24/2012 Grant(4)	—	2,626,015	2,626,015	—	—	2,626,015

Total Restricted Units	—	3,047,074	4,024,753	—	—	4,024,753

Other Benefits
Health & Welfare(5)	—	—	—	—	2,876	2,876

TOTAL	—	3,047,074	4,024,753	—	225,340	4,469,822

NOTES TO TABLE:

(1)	Consists of two weeks of base pay for each full or partial year of service, up to the maximum severance benefit in an amount that is equal to fifty-two weeks.
(2)	Reflects intrinsic values of accelerated vesting of equity awards at an assumed closing price of $41.78 (closing price of the Partnership on December 31, 2014). Values include unvested/unearned DERs of accelerated vesting of unit ownership.
(3)	Mr. Lauterbach’s award agreement for restricted units granted in December 2014 provides for vesting immediately upon death and disability.
(4)	Pursuant to the terms of Mr. Lauterbach’s award agreement for restricted units granted in July 2012, in the event of his death or disability, Mr. Lauterbach’s restricted units will continue to vest and pay out.
(5)	Reflects group health insurance coverage for a period of three months.

Sunoco Logistics Partners L.P.

Other Potential Post-Employment Payments as of December 31, 2014

David R. Chalson

Senior Vice President, Operations

Type of Benefit	Voluntary Termination ($)	Death ($)	Disability ($)	Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Change in Control ($)
Cash Severance
Base Salary(1)	—	—	—	—	273,137	273,137

Additional Pension Benefits	—	—	—	—	—	185,892

Restricted Units(2)
12/5/2014 Grant(3)	—	408,191	408,191	—	—	408,191
12/5/2013 Grant	—	—	604,887	—	—	604,887
1/24/2013 Grant	—	—	372,792	—	—	372,792

Total Restricted Units	—	408,191	1,385,870	—	—	1,385,870

Other Benefits
Health & Welfare(4)	—	—	—	—	2,876	2,876

TOTAL	—	408,191	1,385,870	—	276,013	1,847,775

NOTES TO TABLE:

(1)	Consists of two weeks of base pay for each full or partial year of service, up to the maximum severance benefit in an amount that is equal to fifty-two weeks.
(2)	Reflects intrinsic values of accelerated vesting of equity awards at an assumed closing price of $41.78 (closing price of the Partnership on December 31, 2014). Values include unvested/unearned DERs of accelerated vesting of unit ownership.
(3)	Mr. Chalson’s award agreement for restricted units granted in December 2014 provides for vesting immediately upon death and disability.
(4)	Reflects group health insurance coverage for a period of three months.

Director Compensation

Compensation Philosophy: The Board believes that the compensation program for independent directors should be designed to attract experienced and highly qualified individuals; provide appropriate compensation for their commitment and contributions to us and our unitholders; and align the interests of the independent directors and unitholders. The Board may engage a third-party compensation consultant to benchmark director compensation against other pipeline companies, and general industry, and to provide advice regarding “best practices” and trends in director compensation. Independent directors are compensated partly in cash and partly in restricted units, representing limited partnership interests in us. Currently, except as described below with respect to grants of restricted units under the LTIP to Messrs. McCrea, Welch and Mason, directors who are also employees of our general partner, or its affiliates, receive no additional compensation for service on the general partner’s Board or any committees of the Board. As such, those officers, except for Messrs. McCrea, Welch and Mason as set forth below, are not included in the narrative or tabular disclosures below.

Each independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board or committees, including room, meals and transportation to and from the meetings. When traveling on Partnership business, a director occasionally may be accompanied by a spouse. Directors also may be reimbursed for attendance at qualified third-party director education programs.

Each director will be indemnified fully by us for actions associated with being a member of our general partner’s Board, to the extent permitted under applicable state law.

Our program of compensation for non-employee directors was approved by our general partner following the consummation of the Merger and became effective during the 2013 calendar year. This director compensation program consists of an annual cash retainer and equity award for all directors, which were $50,000 in cash (paid quarterly) and 2,668 restricted units under the LTIP, having a fair market value equal to approximately $100,000 on the date of grant, respectively, for each director in 2014. In addition, the director compensation program includes:

•	annual retainers for the chairs of the Audit Committee and Compensation Committee, which were $15,000 and $7,500, respectively, in cash (paid quarterly) for 2014;

•	annual retainers for the members of the Audit Committee and Compensation Committee, which were $10,000 and $5,000, respectively, in cash (paid quarterly) for 2014; and

•	per meeting fees for the members of the Audit Committee and Compensation Committee, which were $1,200 and $1,200, respectively, in cash per meeting for 2014.

The members of the Conflicts Committee did not receive compensation during 2014 because they did not meet to evaluate any transactions during 2014.

In January 2014, each non-employee director at such time received 2,668 restricted units under the LTIP, having a fair market value of approximately $100,000 on the date of grant, representing such directors’ annual equity award for 2014. In addition, in January 2015, each non-employee director at such time received 2,336 restricted units under the LTIP, having a fair market value of approximately $100,000 on the date of grant, representing such directors’ annual equity award for 2015. Mr. Perry did not receive this award for 2015 because he was not appointed to the Board until March 2015. However, under our director compensation program, each non-employee director who is elected or appointed to the Board for the first time is entitled to receive an award of 2,500 restricted units under the LTIP. Mr. Perry received such initial award of 2,500 restricted units under the LTIP in May 2015.

These restricted units vest over a five-year period, with 60 percent vesting at the end of the third year and the remaining 40 percent vesting at the end of the fifth year, subject to each director’s continued service through each specified vesting date.

Mr. McCrea, the Chairman of the Board of Directors and the President, Chief Operating Officer and Director of ETP’s general partner, Mr. Welch, our director and the Group Chief Financial Officer and Head of Business Developments for the Energy Transfer family, and Mr. Mason, our director and the Senior Vice President, General Counsel and Secretary of ETP’s general partner, are entitled to receive grants of restricted units pursuant to the LTIP in recognition of their commitment and contributions to us and our unitholders. In January 2014, Mr. Welch received 10,900 restricted units granted pursuant to the LTIP, vesting over a five-year period, with 60 percent vesting at the end of the third year and the remaining 40 percent vesting at the end of the fifth year, subject to his continued service as a director through each specified vesting date. In December 2014, the Compensation Committee approved grants of restricted units to Messrs. McCrea, Welch and Mason of 41,136 restricted units, 15,117 restricted units and 15,117 restricted units, respectively. These units vest, based on continued service as a director, at a rate of 60 percent after the third year of continuous service and the remaining 40 percent after the fifth year of continuous service.

All restricted units granted to the directors entitle their holders to receive, with respect to each common unit subject to such restricted unit that has not either vested or been forfeited, a cash payment equal to each cash distribution per common unit made by us on our common units promptly following each such distribution by us to our unitholders.

The following table reflects the compensation paid to each of the non-employee directors of our general partner (and to Messrs. McCrea, Welch and Mason, as described above) in 2014. As the SEC’s rule on compensation disclosures is tied to the previous 2014 year, and Mr. Perry was not appointed as director until March 2015, the following table does not include Mr. Perry’s compensation as director. Mr. Perry’s compensation will be described in our compensation disclosures in our Annual Report on Form 10-K for the year ended 2015.

Name	Fees Earned or Paid in Cash(1) ($)	Unit Awards(2) ($)	All Other Compensa- tion(3) ($)	Total ($)
Steven R. Anderson	74,600	101,304	15,640	191,544
Independent Director, Chair of Conflicts Committee and Member of Audit and Compensation Committee
Scott A. Angelle	77,100	101,304	15,640	194,044
Independent Director, Chair of Compensation Committee and Member of Audit and Conflicts Committees
Basil Leon Bray	79,600	101,304	15,640	196,544
Independent Director, Chair of Audit Committee and Member of Compensation and Conflicts Committees
Marshall S. (“Mackie”) McCrea, III	—	1,978,642	115,906	2,094,548
Chairman of the Board of Directors
Jamie Welch	—	1,141,001	15,546	1,156,547
Director
Thomas P. Mason	—	727,128	—	727,128
Director

NOTES TO TABLE:

(1)	The amounts shown in this column reflect the cash fees received by directors during 2014.
(2)	The amounts shown in this column reflect the aggregate grant date fair value of restricted unit awards under the LTIP, calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for fiscal 2014 for additional detail regarding assumptions underlying the value of these equity awards.
(3)	The amounts shown in this column reflect the cash payments made to each director during 2014, which were equal to each cash distribution per common unit made by us on our common units during 2014 with respect to each common unit subject to a restricted unit held by such director that has not either vested or been forfeited.

Compensation Practices as They Relate to Risk Management

We believe our compensation plans and programs for our NEOs, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Partnership. We believe our compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated our compensation among base salary and short- and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, we generally do not adjust base annual salaries for the executive officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment. We generally determine whether, and to what extent, our NEOs receive a cash bonus based on our achievement of specified financial performance objectives as well as the individual contributions of our NEOs to the Partnership’s success. We use restricted units rather than unit options for equity awards because restricted units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over five years for our long-term incentive awards ensures that our employees’ interests align with those of our unitholders for the long-term performance of the Partnership.

Compensation Committee Interlocks and Insider Participation

Messrs. Angelle, Anderson, Bray, Hennigan and McCrea served on the Compensation Committee during 2014. Mr. Hennigan is an officer of our general partner, and Mr. McCrea is an officer of ETP’s general partner. During 2014, none of the members of the Compensation Committee served as executive officers of any company with respect to which any of our officers served on such company’s compensation committee or board of directors, and none of the directors of our general partner served as executive officers of any company with respect to which any of our officers served on such company’s compensation committee (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors).

Compensation Committee Report

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sunoco Partners LLC (the “Company”) reviews and approves the Company’s executive compensation philosophy; reviews and recommends to the Board for approval the Company’s short- and long-term compensation plans; reviews and approves the executive compensation programs and awards; and annually reviews, determines and approves the compensation for the Chief Executive Officer and the other executive officers of the Company, as described in the Summary Compensation Table and footnotes thereto contained in the Annual Report on SEC Form 10-K of Sunoco Logistics Partners L.P. (the “Partnership”). The Company is the general partner of the Partnership. The Committee Chair reports Committee actions, decisions and recommendations at the meetings of the full Board. The Committee has authority to directly engage and consult outside advisors, experts and others to assist the Committee at the expense of the Partnership.

As required by applicable regulations of the Securities and Exchange Commission, the Committee has reviewed the executive compensation disclosures contained under the caption “Compensation Discussion and Analysis,” which are required pursuant to Item 402(b) of SEC Regulation S-K, as amended. As part of this review, the Committee met with management and with such outside consultants and experts as it has deemed necessary or advisable (with and without management present) to discuss the scope and overall quality of the disclosure.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the “Compensation Discussion and Analysis” in the Partnership’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 25, 2015 by the members of the Compensation Committee of the Board of Directors of Sunoco Partners LLC:

Scott A. Angelle (Chairman)

Steven R. Anderson

Basil Leon Bray

Michael J. Hennigan

Marshall S. (Mackie) McCrea, III

PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our unitholders to vote on a proposal (the “Adjournment Proposal”) to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Restated LTIP. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the Restated LTIP. If our unitholders approve the Adjournment Proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our unitholders who have previously voted against adoption of the Restated LTIP.

Vote Required

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are represented either in person or by proxy at the special meeting. Accordingly, abstentions will have the effect of a vote against the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” approval of the Adjournment Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on December 1, 2015, beginning at 9:00 a.m., Central Standard time at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

Purpose

At the special meeting, our unitholders will act upon the following proposals:

•	A proposal to approve an amendment and restatement of the LTIP, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP by 10,000,000 common units (the “LTIP Proposal”); and

•	A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

Record Date

Our Board has fixed the close of business on October 20, 2015 as the record date for the determination of unitholders entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. A complete list of such unitholders will be available for inspection in our offices at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073 during normal business hours upon written demand by any unitholder.

Holders Entitled to Vote

All unitholders who owned our units at the close of business on the record date October 20, 2015 are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each unit owned on all matters to be considered. On October 20, 2015, 260,170,343 common units were issued and outstanding, and 9,416,196 Class B units were issued and outstanding.

Vote Required

Under the NYSE Manual, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal.

The form of proxy provides unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding units that are represented either in person or by proxy at the special meeting. Abstentions have the effect of a vote against the Adjournment Proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Quorum

If more than 50% of our outstanding units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding units in “street name” indicating that the broker or nominee does not have discretionary authority as to certain units to vote on the proposals (a “broker non-vote”), such units will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Revocation of Proxies

If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the special meeting by:

•	delivering a later-dated, executed proxy card to the Secretary of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. (the “General Partner”), 3807 West Chester Pike, Newtown Square, Pennsylvania 19073;

•	delivering a written notice of revocation of your proxy to the Secretary of the General Partner, 3807 West Chester Pike, Newtown Square, Pennsylvania 19073; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of units held in street name and you have instructed your broker or other nominee to vote your units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of the General Partner, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your units by signing and returning the enclosed proxy card will help to avoid additional expense. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fee paid to Morrow & Co., LLC is expected to be $10,000, plus reimbursement of its reasonable costs.

Adjournment

If the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding units that are represented either in person or by proxy at the special meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. Our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding units represented either in person or by proxy.

No Unitholder Proposals

Your units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only the General Partner can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the LTIP Proposal.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol “SXL.” Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at (866) 248-4344 or write to us at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, Attention: Investor Relations. Our annual and quarterly reports are also available on our website at www.sunocologistics.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON DECEMBER 1, 2015

The Notice of Special Meeting of Unitholders and the Proxy Statement for the Special Meeting are available at http://www.sunocologistics.com/investors/proxy-materials/unitholdersmeeting.

Exhibit A

SUNOCO PARTNERS LLC

LONG-TERM INCENTIVE PLAN

Amended and restated as of December 1, 2015

SUNOCO PARTNERS LLC

LONG-TERM INCENTIVE PLAN

Amended and Restated as of December 1, 2015

SECTION 1. Purpose and History of the Plan.

The Sunoco Partners LLC Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), by providing to Eligible Recipients incentive compensation awards based on Units to encourage superior performance. The Plan is also intended to enhance the ability of the Partnership and its Affiliates to attract and retain the service of employees who are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to advancing the business of the Partnership, thereby advancing the Partnership’s interests.

The Plan was originally adopted in 2002 in connection with the Partnership’s initial public offering. The Board has approved this amendment and restatement of the Plan to be effective as of December 1, 2015 (the “Amendment Date”), in order to add additional Units that may be delivered with respect to Awards under the Plan, and to update certain other administrative provisions. Awards granted under the Plan prior to the Amendment Date shall remain subject to the terms and conditions of the Plan as in effect on the date of grant of that Award, as well as any terms and conditions imposed upon that Award in the Award Agreement governing the applicable Award.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

2.2 “Amendment Date” has the meaning set forth in Section 1.

2.3 “ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard.

2.4 “Award” means an Option, Unit Appreciation Right, Restricted Unit (including UDRs), Phantom Unit, Other Unit-Based Award or Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

2.5 “Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

2.6 “Board” means the Board of Directors of the Company.

2.7 “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(i) the consolidation, reorganization, merger or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interests in the Company cease to be owned by ETP and/or its Affiliates;

(ii) the Members approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, ETP or an Affiliate of ETP; or

(iv) a Person other than the Company or an Affiliate of the Company becomes the general partner of the Partnership.

Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to an Award that is subject to Section 409A, the transaction or event described in subsection (i), (ii) or (iii) above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities and as relates to the holder of such Award, to the extent required to comply with Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” means the Board, the Compensation Committee of the Board, such subcommittee thereof, or such other committee of the Board as may be appointed from time to time to administer the Plan.

2.10 “Company” means Sunoco Partners LLC, a Pennsylvania limited liability company.

2.11 “DER” means a distribution equivalent right representing a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units and/or Phantom Units, as determined by the Committee in its sole discretion, equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.12 “Director” means a member of the Board who is not an Employee.

2.13 “Disability” means, unless provided otherwise in the Award Agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the Partnership or an Affiliate of the Company, ETP or the Partnership.

2.14 “Eligible Recipient” has the meaning set forth in Section 5.

2.15 “Employee” means an employee of Company or one or more of its Affiliates.

2.16 “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership and the controlling owner of the Company.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any date and in respect of any Unit, the opening price of a Unit on such date (which price shall be the closing price of a Unit on the previous trading day, as reflected in the consolidated trading tables of The Wall Street Journal or any other publication selected by the Committee). If there is no sale of Units on the New York Stock Exchange for more than ten (10) days immediately preceding such date, or if deemed appropriate by the Committee for any other reason, the Fair Market Value of such Units shall be as determined in good faith by the Committee in such other manner as it may deem appropriate, and, to the extent applicable, in compliance with the requirements of Section 409A.

2.19 “Member” means, as of any date, any Person that has executed the limited liability company operating agreement of the Company (the “LLC Agreement”) as a member of the Company, and thereafter been admitted to the Company as a member as provided in the LLC Agreement, but such term does not include any Person who has ceased to be a member in the Company.

2.20 “Option” means an option to purchase Units granted under the Plan.

2.21 “Other Unit-Based Award” means an Award granted under Section 6.4 of the Plan.

2.22 “Participant” means any Eligible Recipient granted an Award under the Plan.

2.23 “Partnership” has the meaning set forth in Section 1.

2.24 “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.25 “Phantom Unit” means a notional unit granted under the Plan that, to the extent vested, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

2.26 “Plan” has the meaning set forth in Section 1.

2.27 “Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to restrictions established by the Committee, including, without limitation, a period during which an Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be.

2.28 “Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

2.29 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

2.30 “SEC” means the Securities and Exchange Commission, or any successor thereto.

2.31 “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued after the Amendment Date.

2.32 “Subsidiary” means any entity (i) in which, at the relevant time, the Company or the Partnership owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Company or the Partnership has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which, at the relevant time, the Company or the Partnership, directly or indirectly, (A) owns or controls not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

2.33 “UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

2.34 “Unit” means a common unit of the Partnership.

2.35 “Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess may be paid in Units, cash or any combination thereof, in the discretion of the Committee.

2.36 “Unit Award” means a grant of a Unit under the Plan that is not subject to a Restricted Period.

SECTION 3. Administration.

The Plan shall be administered by the Committee; provided, however, that in the event that the Board is not also serving as the Committee, the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i) designate Eligible Recipients and Participants;

(ii) determine the type or types of Awards to be granted to a Participant;

(iii) determine the number of Units to be covered by Awards;

(iv) determine the terms and conditions of any Award;

(v) determine whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited;

(vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan;

(vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate.

Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan to the Chief Executive Officer of the Company or such other designee determined by the Committee, including the power to grant Awards under the Plan, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7 (“Amendment and Termination”), shall be deemed to include the Chief Executive Officer or such other designee; provided, however, that such delegation shall not limit the Chief Executive Officer’s or such other designee’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer or such other designee may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board.

SECTION 4. Units Available for Awards.

4.1 Units Available. Subject to adjustment as provided in Section 4.3 and this Section 4.1, the number of Units that may be delivered with respect to Awards under the Plan is seventeen million five hundred thousand (17,500,000) (inclusive of Units delivered with respect to Awards under the Plan prior to the Amendment Date). Units withheld from an Award or surrendered by a Participant to satisfy the Partnership’s or one of its Affiliates’ tax withholding obligations (including the withholding of Units with respect to Restricted Units) or to pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, canceled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), then the Units covered by such Award, to the extent of such forfeiture, termination, or cancellation, shall again be Units with respect to which Awards may be granted (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

4.2 Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3 Adjustments. With respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.

SECTION 5. Eligibility.

Persons who are eligible to be designated as a Participant and receive an Award under the Plan are (i) any Employee who performs services for the benefit of the Partnership and/or one or more of its Subsidiaries, and (ii) any Director (each, an “Eligible Recipient”).

SECTION 6. Awards.

6.1 Options and UARs. The Committee shall have the authority to determine the Eligible Recipients to whom Options and/or UARs will be granted, the number of Units to be covered by each Option or UAR, the exercise or purchase price therefor, the Restricted Period and the conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted, but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine exercise terms and the Restricted Period, if any, with respect to an Option or UAR, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option or UAR may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Units having a Fair Market Value on the exercise date equal to the relevant exercise price from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods.

(iii) Forfeiture. Except as otherwise provided in the terms of the Option or UAR grant, upon termination of a Participant’s employment with the Company or one of its Affiliates, or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options or UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

6.2 Restricted Units and Phantom Units. The Committee shall have the authority to determine the Eligible Recipients to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Eligible Recipient, the duration of the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards, which may include without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may prescribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid to the holder of the Restricted Unit without restrictions at the same time as cash distributions are paid by the Partnership to its unitholders.

(iii) Forfeiture. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with the Company, the Partnership or an Affiliate of the Company or the Partnership, or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all Restricted Units or Phantom Units shall be forfeited by the Participant; provided, however, that the Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units or Phantom Units.

(iv) Lapse of Restrictions.

(a) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8.2, the Participant shall be entitled to receive from the Company one Unit, cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion.

(b) Restricted Units. Upon or as soon as reasonably practicable following the vesting of each Restricted Unit, subject to the provisions of Section 8.2, the Participant shall be entitled to have the restrictions removed from his or her Unit so that the Participant then holds an unrestricted Unit.

6.3 Unit Awards. Unit Awards may be granted under the Plan to any Eligible Recipient and in such amounts as the Committee, in its discretion, may select.

6.4 Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to any Eligible Recipient and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an Award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. An Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

6.5 Automatic Director Grants.

(i) Each Director who is elected or appointed to the Board for the first time after the Plan’s Amendment Date shall automatically receive, on the date of his or her election or appointment, a grant of 2,500 Restricted Units.

(ii) On each January 1 that the Plan continues in effect, each individual who is a Director on such January 1 automatically shall receive a grant of that number of Restricted Units equal to $100,000 divided by the Fair Market Value of a Unit on such date, rounded up to the nearest increment of ten Restricted Units.

(iii) Each grant of Restricted Units to a Director pursuant to clause (i) of this Section 6.5 and each automatic grant of Restricted Units to a Director pursuant to clause (ii) of this Section 6.5, and the UDRs with respect thereto, will vest 60% upon the third anniversary of the date of the Award and 40% upon the fifth anniversary of the date of the Award; provided, however, notwithstanding the foregoing (a) all such Awards to a Director shall become fully vested upon a Change of Control, unless voluntarily waived by such Director, and (b) all Awards that have not yet vested on the date a Director ceases to be a member of the Board shall be forfeited except to the extent the Committee, in its discretion, determines to vest all or part of such Award.

(iv) In the event that the number of Units available to be awarded under the Plan is insufficient to make all grants to Director as provided for in this Section 6.5 on the applicable date, all Directors who are entitled to receive an automatic grant of an Award on such date shall share ratably in the number of Units then available for award under the Plan and thereafter shall have no right to receive any additional grants under this Section 6.5.

(v) Grants made pursuant to this Section 6.5 shall be subject to all of the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of this Section 6.5 and the terms and conditions of any other provision hereof, then the terms and conditions of this Section 6.5 shall control. The Committee may not exercise any discretion with respect to this Section 6.5 that would be inconsistent with the intent that the Plan meets the requirements of Rule 16b-3.

6.6 General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, the Partnership or any Affiliate of the Company or Partnership. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(a) Except as provided in (b) below:

(1) no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate;

(2) each Option or UAR shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution; and

(b) To the extent specifically provided by the Committee with respect to an Award, such Award may be transferred by a Participant without consideration to any “family member” of the Participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, or any related family trust, limited partnership or other transferee specifically approved by the Committee.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company or the Partnership is not reasonably able to obtain Units or deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or any tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine.

(vii) Prohibition on Repricing of Options and UARs. Subject to the provisions of Section 4.3 or Section 7(iii), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to (1) reduce the Unit exercise price of any outstanding Options or UARs, (2) grant a new Option, UAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or UAR that has the effect of reducing the exercise price thereof, (3) exchange any Option or UAR for Units, cash or other consideration when the exercise price per Unit under such Option or UAR exceeds the Fair Market Value of the underlying Units, or (4) take any other action that would be considered a “repricing” of an Option or UAR under the listing standards of the New York Stock Exchange or, if the Units are not then-listed on such exchange, to the extent applicable, on any other national securities exchange on which the Units are listed. Subject to Section 4.3 or Section 7(iii), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or UARs or to cancel and replace any outstanding Options or UARs with the grant of Options or UARs having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or UARs.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(i) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner; provided, however, that neither the Board nor the Committee may increase the number of Units available for Awards under the Plan, without the express prior written consent of the Members of the Company.

(ii) Amendments to Awards. Subject to Section 7(i), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 4.3 or Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(iii) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(a) provide for either (1) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (2) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(b) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(c) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(d) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(e) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to any “equity restructuring” event that could result in an additional compensation expense to the Company or the Partnership pursuant to the provisions of ASC Topic 718, the provisions in Section 4.3 shall control to the extent they are in conflict with the discretionary provisions of this Section 7(iii).

SECTION 8. General Provisions.

8.1 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2 Tax Withholding. Unless other arrangements have been made that are acceptable to the Committee, the Company or the Partnership or any Affiliate of the Company or the Partnership is authorized to deduct, withhold or cause to be deducted or withheld from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that otherwise would be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes. If such tax obligations are satisfied through the withholding of Units that are otherwise issuable to the Participant pursuant to an Award (or through the surrender of Units by the Participant to the Company), the maximum number of Units that may be so withheld (or surrendered) shall be the number of Units that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

8.3 No Right to Employment or Board Membership. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employment of the Company, the Partnership or any Affiliate of the Company or Partnership or to remain on the Board, as applicable. Further, the Company, the Partnership or any Affiliate of the Company or Partnership may at any time dismiss a Participant from employment or the Board, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

8.4 Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THE PLAN AND ANY RULES AND REGULATIONS RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

8.5 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6 Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate of the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate of the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate of the Company.

8.8 No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

8.9 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10 Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.

8.11 Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award that is subject to Section 409A to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A) on account of a “separation from service” (as defined under Section 409A), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest.

8.12 Clawback Policy. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or the Partnership, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company and the Partnership reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

8.13 Gender and Number. Words in the masculine gender shall include the feminine and the neuter, the plural shall include the singular and the singular shall include the plural.

SECTION 9. Term of the Plan.

The Plan, as amended and restated hereby, shall be effective on the Amendment Date, subject to approval by the Partnership’s unitholders and the Members of the Company, and shall continue until the earliest to occur of: (i) the date terminated by the Board, (ii) Units are no longer available for grants of Awards under the Plan, or (iii) the tenth (10th) anniversary of the Amendment Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

0                    ¢

SUNOCO LOGISTICS PARTNERS L.P.

Proxy for Special Meeting of Unitholders on December 1, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Hennigan, Peter J. Grazdauskas and Kathleen Shea-Ballay and each of them, with full power of substitution and power to act alone, as proxies to vote all the units which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Unitholders of Sunoco Logistics Partners L.P., to be held on December 1, 2015 at 9:00 a.m. CST, at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢ 1.1	14475 ¢

SPECIAL MEETING OF UNITHOLDERS OF

SUNOCO LOGISTICS PARTNERS L.P.

December 1, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.sunocologistics.com/investors/proxy-materials/unitholdersmeeting

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	00030003000000000000 8	120115

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
		1.	Approval of the Sunoco Partners LLC Long-Term Incentive Plan, as proposed to be amended and restated, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Sunoco Partners LLC Long-Term Incentive Plan, as amended and restated as of October 24, 2012, by 10,000,000 common units (the “LTIP Proposal”).	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		2.	Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned unitholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢